SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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Integrated Silicon Solution, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

January 8, 2013

Dear ISSI Stockholders:

We are writing to encourage you to vote in favor of our proposal to add 2,000,000 shares to our 2007 Incentive Compensation Plan (the “2007 Plan”) at our Annual Meeting of Stockholders to be held on February 8, 2013.

For ISSI, equity incentives, particularly in the form of stock options, are a critical means for us to attract, incentivize and retain the talented employees that are needed to grow our business and deliver value to our stockholders. As of the record date for the annual meeting, only 391,910 shares were available for future issuance under the 2007 Plan. Without additional shares under our 2007 Plan, we will not have enough shares for expected new hire grants in 2013 and our annual grant program for existing employees.

We last amended our 2007 Plan in July 2011 at which time we added 2,000,000 shares to the plan. We are seeking approval for the same number of shares at our 2013 annual meeting. When evaluating this proposal, we urge you to consider the following:

•	The cash compensation for our employees is generally below average for equivalent positions at our peer companies. As a result, equity awards are an essential element in providing additional compensation to our employees so that their overall compensation is competitive and their interests are aligned with the interests of our stockholders.
•	Our use of equity awards has been very broad based, and all of our employees receive equity grants. Approximately 70% of the equity awards granted in the last three fiscal years were to non-executive employees.
•	All of our stock options are granted at an exercise price equal to the fair market value of our common stock on the date of grant. Thus, our employee stock options will not have any value unless the price of our common stock increases.
•	Since September 2007, we have returned over $88.5 million of cash to our stockholders by repurchasing 14.2 million shares of our common stock at an average price of $6.24 per share. These repurchases were done in part to reduce the dilution from employee stock options. Our option share overhang percentage would be substantially lower had we not repurchased such shares.
•	Our normalized level of equity awards was 1.1 million shares in fiscal 2010, 1.1 million shares in fiscal 2011 and 1.3 million shares in fiscal 2012. Such awards represented an average of 4.3% of our outstanding shares over the three year period. This normalized level of awards excludes equity awards to new employees in connection with acquisitions in fiscal 2011 and fiscal 2012 and a special grant of equity awards in fiscal 2011 in lieu of certain cash payments earned under our performance bonus program for executives.
•	We have delivered strong financial results for our stockholder. Since the end of fiscal 2008, our book value per share has grown at a 13.2% compounded annual rate on a fully diluted basis, and our tangible book value per share has grown at an 11.7% compounded annual rate.
•	Our stock price has outperformed the Philadelphia Semiconductor Index (SOX), the Russell 2000 Index and the Nasdaq Composite Index over the past two- and five-year periods.

We intend to be judicious in our use of equity compensation and, if the proposed share increase to the 2007 Plan is approved, we believe that these additional shares (plus any unexercised shares which are returned to the plan) will be sufficient to fund equity awards for the next two years.

ISSI was built on a foundation of entrepreneurial spirit and our success is driven by the commitment of our employees. We request your support in favor of our 2007 Plan share increase so that we may be able to continue to attract and retain such employees.

Thank you for your support of ISSI. Please do not hesitate to contact John Cobb, our Chief Financial Officer, or me if you have any questions about the proposal or ISSI.

Sincerely,

Scott D. Howarth

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 8, 2013

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the “Annual Meeting”) of Integrated Silicon Solution, Inc., a Delaware corporation, will be held on February 8, 2013 at 3:30 p.m., local time, at the Silicon Valley Capital Club, Fairmont Plaza, 50 West San Fernando, 17th Floor, San Jose, California, for the following purposes:

1.	To elect nine (9) directors to serve for the ensuing year and until their successors are duly elected and qualified.
2.	To approve an amendment to our 2007 Incentive Compensation Plan to increase the number of shares available for issuance thereunder by 2,000,000 shares.
3.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the 2013 fiscal year.
4.	To consider and approve an advisory (non-binding) proposal concerning our executive compensation program.
5.	To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

The foregoing matters are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on December 14, 2012 are entitled to vote at the Annual Meeting.

All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy. However, if your shares are held in the name of a bank, broker, or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. Stockholders may have a choice of voting their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you.

FOR THE BOARD OF DIRECTORS

Scott D. Howarth
President and Chief Executive Officer

San Jose, California
January 8, 2013

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on February 8, 2013.

The ISSI Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report on Form 10-K for the fiscal year ended September 30, 2012 are available at https://materials.proxyvote.com/45812P.

INTEGRATED SILICON SOLUTION, INC.

1940 ZANKER ROAD, SAN JOSE, CALIFORNIA 95112
(408) 969-6600

PROXY STATEMENT FOR 2013
ANNUAL MEETING OF STOCKHOLDERS

The enclosed proxy (“Proxy”) is solicited on behalf of the board of directors (the “Board of Directors”) of Integrated Silicon Solution, Inc. for use at the annual meeting of stockholders (the “Annual Meeting”) to be held on February 8, 2013 at 3:30 p.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Silicon Valley Capital Club, Fairmont Plaza, 50 West San Fernando, 17th Floor, San Jose, California.

These proxy solicitation materials were mailed on or about January 8, 2013 to all stockholders of record at the close of business on December 14, 2012 (the “Record Date”). At the Record Date, 27,784,004 shares of our common stock, $.0001 par value per share, were issued and outstanding and no shares of the our preferred stock, $.0001 par value per share, were issued and outstanding.

References in this Proxy to “we,” “us,” “our,” the “Company” and “ISSI” mean Integrated Silicon Solution, Inc. and all entities owned or controlled by Integrated Silicon Solution, Inc.

INFORMATION CONCERNING SOLICITATION AND VOTING

Your vote is important. Because many stockholders cannot attend the Annual Meeting in person, it is necessary that a large number be represented by proxy. Under Delaware law, stockholders may submit proxies electronically. Stockholders who hold their shares in a brokerage account may have the choice of voting over the Internet, by using a toll-free telephone number, or by completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to the proxy card provided by your broker for details regarding the availability of electronic voting. Please also be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Revocability of Proxies

Any Proxy given pursuant to this solicitation may be revoked by the person giving such Proxy at any time before its use by delivering to the Secretary of ISSI, at the address noted above, written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker, or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

Voting and Solicitation

Proxies properly executed, duly returned to ISSI and not revoked, will be voted in accordance with the instructions contained in such proxy. IF YOU DO NOT INDICATE HOW YOUR SHARES SHOULD BE VOTED ON A MATTER, THE SHARES REPRESENTED BY YOUR PROPERLY COMPLETED PROXY WILL BE VOTED AS THE ISSI BOARD OF DIRECTORS RECOMMENDS WITH RESPECT TO PROPOSALS 1, 2, 3 AND 4. Thus, where no instructions are given, such proxies will be voted “FOR” the election of each of the nominees for director, “FOR” the approval of the amendment to our 2007 Incentive Compensation Plan, “FOR” the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm and “FOR” the approval of our executive compensation program. If any matter not described in this proxy statement is properly presented for action at the meeting, the persons named in the enclosed proxy will have discretionary authority to vote according to their best judgment.

Each stockholder is entitled to one (1) vote for each share of common stock held by such stockholder on all matters presented at the Annual Meeting. The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding as of the Record Date. Shares that are voted “FOR,” “AGAINST,” “WITHHELD” or “ABSTAIN” are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the “Votes Cast”) with respect to such matter. Abstentions will have the same effect as a vote against a proposal, except with respect to the election of directors.

Brokers who hold shares of ISSI common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine,” including the election of directors, the amendment of our 2007 Incentive Compensation Plan and the proposal regarding executive compensation, without specific instructions from the beneficial owner. A broker non-vote occurs when a bank, broker or other holder of record holding shares for a beneficial owner submits a proxy for the annual meeting but does not vote on a particular proposal because that holder does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. If your broker or other nominee holds your shares of ISSI common stock in “street name,” your broker or other nominee will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but such non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which a broker has expressly not voted.

We have engaged Georgeson Inc. as a proxy solicitor with respect to the annual meeting at an estimated cost of $30,000. The cost of soliciting proxies will be borne by ISSI. We may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Certain of our directors, officers and employees, without additional compensation, may also solicit proxies personally or by telephone or telegram.

The Securities and Exchange Commission (the “SEC”) has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. Accordingly, a single Proxy Statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. We will promptly deliver upon written request or oral request a separate copy of this proxy statement to any stockholder of a shared address to which a single copy of this document was delivered. If any stockholders of a shared address wish to receive a separate proxy statement, they may call our Corporate Secretary at (408) 969-6600 or write to Integrated Silicon Solution, Inc., 1940 Zanker Road, San Jose, California 95112, Attention: Corporate Secretary. Other stockholders who have multiple accounts in their names or who share an address with other stockholders can authorize us to discontinue mailings of multiple proxy statements by calling or writing our Corporate Secretary. We maintain a web site on the Internet at: www.issi.com. However, the web site, and the information contained therein, is not a part of this Proxy Statement.

Votes Required

Proposal One	A plurality of the affirmative votes duly cast is required for the election of directors (i.e., the nine (9) nominees receiving the greatest number of votes will be elected). An abstention will have the same effect as a vote withheld.
Proposal Two	Approval of the amendment to our 2007 Incentive Compensation Plan to increase the number of shares available for issuance thereunder by 2,000,000 shares requires the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote at the Annual Meeting. An abstention will have the same effect as a vote against the proposal.
Proposal Three	Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2013 requires the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote at the Annual Meeting. An abstention will have the same effect as a vote against the proposal.

Proposal Four	Approval of our executive compensation program requires the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote at the Annual Meeting. An abstention will have the same effect as a vote against the proposal.

Record Date

Stockholders of record at the close of business on December 14, 2012 are entitled to notice of the Annual Meeting and to vote upon matters presented at the Annual Meeting.

Deadline for Receipt of Stockholder Proposals

Stockholders of ISSI may submit proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to the Secretary of ISSI in a timely manner. In order to be included in our proxy materials for the annual meeting of stockholders to be held in the year 2014, stockholder proposals must be received by the Corporate Secretary of ISSI no later than September 10, 2013, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition, our bylaws establish an advance notice procedure with regard to business brought before an annual meeting, including stockholder proposals not included in our proxy statement. For nominations or other business to be properly brought before the 2014 annual meeting by a stockholder, such stockholder must provide written notice delivered to the Corporate Secretary of ISSI one hundred twenty (120) days prior to the anniversary of the mailing of this Proxy Statement (i.e. September 10, 2013), which notice must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. In the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, for notice by the stockholder to be timely it must be received a reasonable time before we begin to print and mail our proxy materials.

The attached Proxy grants the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting. If such a stockholder fails to comply with the foregoing notice provisions, proxy holders will be allowed to use their discretionary voting authority should the stockholder proposal come before the 2014 annual meeting.

A copy of the full text of the bylaw provisions governing the notice requirements set forth above may be obtained by writing to the Corporate Secretary of ISSI. All notices of proposals and nominations by stockholders should be sent to Integrated Silicon Solution, Inc., 1940 Zanker Road, San Jose, California 95112, Attention: Corporate Secretary.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

We currently have authorized nine (9) directors. A board of nine (9) directors will be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the Proxies received by them for our nine (9) nominees named below, all of whom are current directors of ISSI. If any nominee of ISSI is unable or declines to serve as a director at the time of the Annual Meeting, the Proxies will be voted for the nominee designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting or until such director’s successor has been duly elected and qualified.

Vote Required; Recommendation of Board of Directors

The nine (9) candidates receiving the highest number of “FOR” votes shall be elected to our Board of Directors. An abstention will have the same effect as a vote withheld for the election of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE NOMINEES LISTED BELOW:

Name of Nominee	Age	Director Since	Principal Occupation
Jimmy S. M. Lee	57	1988	Executive Chairman of the Board of Directors of ISSI
Scott D. Howarth	52	2008	President and Chief Executive Officer of ISSI
Kong Yeu Han	57	2005	Vice Chairman of ISSI
Paul Chien	61	2008	Chairman of KISmart Corporation
Jonathan Khazam	51	2008	Vice President and General Manager of the Visual and Parallel Computing Group at Intel Corporation
Keith McDonald	65	2006	Independent Consultant
Stephen Pletcher	72	2008	Retired Semiconductor Industry Executive
Bruce A. Wooley	69	2002	Hancock Professor of Engineering, Emeritus, Department of Electrical Engineering, Stanford University
John Zimmerman	65	2008	Associate Professor, Zayed University and Former Semiconductor Industry Executive

Except as set forth below, each Director has been engaged in his principal occupation described above during the past five (5) years. There are no family relationships among any directors or executive officers of ISSI.

Jimmy S.M. Lee has served as our Executive Chairman since April 2008. He served as our Chairman, Chief Executive Officer and a director from October 1988, when he co-founded ISSI, until March 2008. He served as President from November 2005 until December 2007. From 1985 to 1988, Mr. Lee was engineering manager at International CMOS Technology, a semiconductor company, and from 1983 to 1985, he was a design manager at Signetics Corporation, a semiconductor company. He has served as a director of Chrontel, a video optics company, since July 1995 and as a director of Alpha & Omega Semiconductor, Inc., a developer of advanced power semiconductor solutions, from March 2006 through January 2010. Mr. Lee holds an M.S. degree in electrical engineering from Texas Tech University and a B.S. degree in electrical engineering from National Taiwan University.

The Board concluded that Mr. Lee should be nominated and serve as a director since he is a founder and long time senior executive of ISSI. For over 20 years, Mr. Lee has held key positions at ISSI including Chief Executive Officer and Executive Chairman. Mr. Lee also has long standing relationships with many of ISSI's key business partners including its wafer foundries.

Scott D. Howarth has served as our Chief Executive Officer since April 2008, as a director since October 2008, and as our President since December 2007. He also served as our Chief Financial Officer from February 2006 until May 2008. From September 2001 to February 2006, Mr. Howarth was the Vice President of Finance and Administration and Chief Financial Officer of Chrontel, Inc., a video optics company. Prior to joining Chrontel, Mr. Howarth was with Securecom Networks, a start-up that was acquired. From 1984 to 2000, he was employed with Intel Corporation in both finance and operation positions, and held several group controller positions in the company. Mr. Howarth holds an MBA degree in Finance and a B.S. degree in mining engineering from the University of Idaho.

The Board concluded that Mr. Howarth should be nominated and serve as a director since he is the Chief Executive Officer of ISSI. Mr. Howarth also has many years of experience in the semiconductor industry.

Kong Yeu Han has served as our Vice Chairman since May 2005 and as a director since August 2005. He served as Chief Executive Officer of Integrated Circuit Solution Inc. (“ICSI”) from January 1999 to May 2005. Mr. Han was a co-founder of ISSI and served as ISSI’s Executive Vice President from April 1995 to December 1998, as Vice President from December 1988 to March 1995, and as General Manager, ISSI-Taiwan from September 1990 to December 1998. Mr. Han holds an M.S. degree in electrical engineering from the University of California, Santa Barbara and a B.S. degree in electrical engineering from National Taiwan University.

The Board concluded the Mr. Han should be nominated and serve as a director since he is a founder and long time executive officer of ISSI. For over 20 years, Mr. Han has served in a number of executive positions at ISSI and ICSI and has important relationships with many of ISSI’s key business partners and customers.

Paul Chien has served as one of our directors since January 2008. Since December 2006, Mr. Chien has been Chairman of KISmart Corporation, an industrial technology company. From October 2006 to September 2009, Mr. Chien was Chairman of Global Testing Corporation (Taiwan), a semiconductor testing company. From 1995 to 2006, Mr. Chien was Vice President and then Chairman and President of Vanguard International Semiconductor Corporation, a semiconductor foundry. Mr. Chien also held various engineering and managerial positions at Intel Corporation, a semiconductor company, from 1982 to 1988, and at Taiwan Semiconductor Manufacturing Corporation (“TSMC”), a semiconductor foundry, from 1988 to 1995. Mr. Chien received a M.S. degree from Massachusetts Institute of Technology. He serves on the Board of Directors of Neo Solar Power Corporation, a public company in Taiwan.

The Board concluded that Mr. Chien should be nominated and serve as a director due to his many years of significant executive experience in the semiconductor industry including at Vanguard Semiconductor, Intel Corporation and TSMC.

Jonathan Khazam has served as one of our directors since March 2008. He joined Intel Corporation in 1991 and is currently Vice President and General Manager of the Visual and Parallel Computing Group. From 2005 to 2010, he served as general manager of the Manageability and Middleware Division. From 1999 to 2005, he served as general manager of Intel’s software development tools and was promoted to Vice President in 2004. From 1996 to 1998, Mr. Khazam was Marketing Director for Graphics in Intel’s Microprocessor Products Group, from 1994 to 1996, he was the Strategic and Technical Marketing Manager for the Pentium Processor Division, and from 1991 to 1994, he was a Product Manager in Intel’s Mobile Computing Group. Prior to joining Intel, he held marketing and product development positions at EIP Microwave, a test instrumentation company, and Hewlett-Packard. Mr. Khazam has an MBA from the University of California at Berkeley Haas School of Business and a B.S. degree in electrical engineering from Cornell University.

The Board concluded that Mr. Khazam should be nominated and serve as a director due to his significant marketing and management experience in the semiconductor industry including at Intel Corporation.

Keith McDonald has served as one of our directors since December 2006. Mr. McDonald is currently an independent consultant. Mr. McDonald was a Senior Vice President of Sales and Marketing at Alien Technologies from 2004 through 2006. Prior to Alien, Mr. McDonald was a Corporate Vice President of global accounts and relationship management at Solectron, a leading provider of electronics manufacturing and supply chain services. Before Solectron, Mr. McDonald spent ten years at Samsung Semiconductor as a Senior Vice President of Sales and Marketing and a member of the Board of Directors.

The Board concluded that Mr. McDonald should be nominated and serve as a director due to his significant expertise in the semiconductor industry including at Samsung Semiconductor and his manufacturing experience at Solectron.

Stephen Pletcher has served as one of our directors since March 2008. He is a retired executive with over 30 years of experience in the technology industry. In particular, from April 1996 to September 2006, he served as Managing Director, North American Operations for Vanguard International Semiconductor, a semiconductor foundry, and from June 1993 to April 1996, he worked for IBM Microelectronics in various capacities including Director, Eastern Area Sales and as a consultant. Prior to joining IBM, for over 25 years, he held a variety of management positions in the semiconductor industry including Vice President, Sales of Signetics Company, a division of Phillips Corporation, Vice President and Managing Director of North American Operations for TSMC, General Manager, Sales Department for General Electric Semiconductor, Vice President of Sales, RCA Solid State, and Vice President, Sales of Harris Semiconductor. He holds a B.S. degree in business administration from California State College.

The Board concluded that Mr. Pletcher should be nominated and serve as a director due to his many years of significant executive experience at a number of leading semiconductor companies including Vanguard Semiconductor, IBM Microelectronics, Signetics Company and General Electric Semiconductor.

Bruce A. Wooley has served as one of our directors since September 2002. Dr. Wooley is the Hancock Professor of Engineering, Emeritus, in the Department of Electrical Engineering at Stanford University. From 1999 to 2008, Dr. Wooley served as Chairman of the Department of Electrical Engineering at Stanford University. From 1993 to 1999, Dr. Wooley was Director of the Integrated Circuits Laboratory at Stanford University. He has been a Professor of Electrical Engineering at Stanford University since 1984 and was a member of the research staff at Bell Laboratories, a telecommunications company, from 1970 to 1984. Dr. Wooley has also served as a director of Chrontel, a video optics company, since 1989. Dr. Wooley holds Ph.D., M.S., and B.S. degrees in electrical engineering from the University of California, Berkeley.

The Board concluded that Dr. Wooley should be nominated and serve as a director due to his strong leadership skills and technical background as a professor at Stanford University in the electrical engineering department.

John Zimmerman has served as one of our directors since January 2008. Since August 2009, Dr. Zimmerman has been an associate professor at Zayed University in the United Arab Emirates and in December 2010 was appointed Director of Graduate Programs, College of Business. From July 2005 to July 2009, Dr. Zimmerman taught M.B.A. courses in entrepreneurship, finance and accounting at the University of Southern Nevada and, from September 2003 to July 2005, he taught as an adjunct professor at Pepperdine University’s Graziadio School of Business and Management. In addition, since 2003 and from 1996 to 1999, he has been a principal of his own consulting business, CFO Solutions, serving high technology public and private companies. From 1999 to 2003, he was Chief Financial Officer and Vice President of Administration for iSuppli Corporation, a provider of supply chain and market intelligence services. From 1992 to 1996, he was Chief Financial Officer for Level One Communications, a semiconductor company. He worked at Intel Corporation from 1984 to 1992, where he held a number of senior financial positions such as director of finance and administration for Asia and controller for the semiconductor products group. He holds a B.B.A. degree in business administration from Ohio University, an M.B.A. degree from Xavier University (Cincinnati, Ohio), and a doctorate in Organizational Leadership from Pepperdine University (Malibu, California), with a specialization in Entrepreneurship.

The Board concluded that Dr. Zimmerman should be nominated and serve as a director due to his significant leadership skills and experience both as a college professor and as a financial executive in the semiconductor industry with Level One Communications and Intel Corporation.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
DIRECTORS AND EXECUTIVE OFFICERS

Beneficial Owners

At the Record Date, 27,784,004 shares of our common stock, $.0001 par value per share, were issued and outstanding and no shares of our preferred stock, $.0001 par value per share, were issued and outstanding. As of the Record Date, the following persons were known by us to be the beneficial owner of more than 5% of our common stock:

	Beneficial Ownership
Name and Address of 5% Beneficial Owner	Number of Shares	Percent of Total
Royce and Associates, LLC(1) 745 Fifth Avenue New York, NY 10151	3,412,907	12.3%
Donald Smith & Co., Inc.(2) 152 West 57th Street, 22nd Floor New York, NY 10019	2,104,546	7.6%
Dimensional Fund Advisors LP(3) 6300 Bee Cave Road Building One Austin, TX 78746	1,663,564	6.0%
BlackRock Fund Advisors(4) 400 Howard Street San Francisco, CA 94105	1,521,570	5.5%

(1)	Based on a Schedule 13F filed with the SEC on November 13, 2012.
(2)	Based on a Schedule 13F filed with the SEC on November 13, 2012.
(3)	Based on a Schedule 13F filed with the SEC on November 15, 2012.
(4)	Based on Schedule 13Fs filed with the SEC on November 13, 2012. Includes shares reported by BlackRock Fund Advisors and BlackRock Institutional Trust Company, N.A.

Security Ownership of Management

The following table sets forth the beneficial ownership of our common stock as of the Record Date by (i) each director of ISSI and each director nominee, (ii) our Executive Chairman of the Board of Directors, (iii) our President and Chief Executive Officer, (iv) our Vice President and Chief Financial Officer, (v) the two (2) other executive officers of ISSI who were serving as executive officers as of the end of fiscal 2012 and (vi) all current directors and executive officers as a group. Except as otherwise indicated in the footnotes to this table, and subject to applicable community property laws and joint tenancies, the persons named in this table have sole voting and investment power with respect to all shares of common stock held by such person.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and is not necessarily indicative of beneficial ownership for any other purpose. The number and percentage of shares beneficially owned is computed on the basis of 27,784,004 shares of common stock outstanding as of the Record Date. Shares of common stock that a person has the right to acquire within sixty (60) days of the Record Date are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. At the Record Date, 27,784,004 shares of our common stock were issued and outstanding and no shares of our preferred stock were issued and outstanding.

	Beneficial Ownership
Name	Number of Shares	Percent of Total
Jimmy S.M. Lee(1)	338,942	1.2%
Scott Howarth(2)	323,708	1.2%
John M. Cobb(3)	241,099	*
Kong Yeu Han(4)	385,533	1.4%
James Han(5)	389,177	1.4%
Paul Chien(6)	31,000	*
Jonathan Khazam(7)	41,000	*
Keith McDonald(8)	34,500	*
Stephen Pletcher(9)	20,000	*
Bruce A. Wooley(10)	29,500	*
John Zimmerman(11)	31,000	*
All directors and executive officers as a group (11 persons)(12)	1,865,459	6.4%

*	Less than 1%
(1)	Includes 213,646 shares issuable upon exercise of options held by Mr. Lee that are exercisable within sixty (60) days of the Record Date.
(2)	Includes 253,688 shares issuable upon exercise of options held by Mr. Howarth that are exercisable within sixty (60) days of the Record Date.
(3)	Includes 198,646 shares issuable upon exercise of options held by Mr. Cobb that are exercisable within sixty (60) days of the Record Date.
(4)	Includes 355,105 shares issuable upon exercise of options held by Mr. Kong Yeu Han that are exercisable within sixty (60) days of the Record Date.
(5)	Includes 355,105 shares issuable upon exercise of options held by Mr. James Han that are exercisable within sixty (60) days of the Record Date.
(6)	Includes 31,000 shares issuable upon exercise of options held by Mr. Chien that are exercisable within sixty (60) days of the Record Date.
(7)	Includes 31,000 shares issuable upon exercise of options held by Mr. Khazam that are exercisable within sixty (60) days of the Record Date.
(8)	Includes 34,500 shares issuable upon exercise of options held by Mr. McDonald that are exercisable within sixty (60) days of the Record Date.
(9)	Includes 20,000 shares issuable upon exercise of options held by Mr. Pletcher that are exercisable within sixty (60) days of the Record Date.
(10)	Includes 29,500 shares issuable upon the exercise of options held by Mr. Wooley that are exercisable within sixty (60) days of the Record Date.
(11)	Includes 31,000 shares issuable upon the exercise of options held by Mr. Zimmerman that are exercisable within sixty (60) days of the Record Date.
(12)	Includes 1,553,190 shares issuable upon the exercise of options that are exercisable within sixty (60) days of the Record Date. See notes 1 through 11 above.

Board Leadership Structure and Role in Risk Oversight

Since March 2008, Mr. Lee has served as our Executive Chairman of the Board. In such role, Mr. Lee is also a part-time executive officer of ISSI. Prior to March 2008, Mr. Lee had served as our Chief Executive Officer and Mr. Howarth has served as our Chief Executive Officer since such time. The Board of Directors believes that Mr. Lee is best situated to serve as Chairman because he is the director most familiar with ISSI's business and industry and most capable of identifying strategic priorities and leading the discussion and execution of strategy. As the former Chief Executive Officer and a founder of ISSI, Mr. Lee plays a key role as an interface between the independent directors and ISSI's senior management team. The Board's employee directors, Mr. Howarth and Mr. Han, provide insight on ISSI's business, strategy and day to day operations. The Board's independent directors provide a range of perspectives and insights in strategic development through their collective experience and expertise in a variety of management, engineering and financial roles in the semiconductor industry. The Board of Directors does not have a formal policy regarding whether the Chairman should be an independent director or a member of management. The Board believes that its current structure promotes strategic development and execution, and facilitates information flow between management and the Board of Directors, which the Board believes are essential to effective governance. ISSI does not have a lead independent director.

The Board of Directors and the Board committees oversee risk management in a number of ways. The Audit Committee oversees the management of financial and accounting related risks as an integral part of it duties. Similarly, the Compensation Committee considers risk management when setting the compensation policies and programs for ISSI's executive officers. The Board of Directors and the Audit Committee regularly receive reports on various risk related items including risks related to foundry relationships, operation issues, intellectual property, taxes, products and employees. The Board of Directors and the Audit Committee also receive periodic reports on ISSI's efforts to manage such risks through safety measures, insurance or self-insurance.

Board of Directors Meetings and Committees

The Board of Directors held eight (8) meetings during fiscal 2012. The Board of Directors currently consists of Messrs. Lee, Howarth, Han, Chien, Khazam, McDonald, Pletcher, Wooley, and Zimmerman.

The Board of Directors has determined that each of Messrs. Chien, Khazam, McDonald, Pletcher, Wooley and Zimmerman, are “independent” as determined by applicable Nasdaq listing qualifications. The Board of Directors has four (4) standing committees: the Audit Committee, the Compensation Committee, the Nominating Committee and the Strategy Committee.

Stockholders may communicate with members of the Board of Directors by mail addressed to an individual member of the Board, to the full Board, or to a particular committee of the Board, at the following address: 1940 Zanker Road, San Jose, California 95112.

Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during fiscal 2012 during such time such person was a director and (ii) the total number of meetings held by all committees of the Board of Directors on which he served during fiscal 2012 during such time such person was a director. All members of the Board of Directors who were then serving on the Board of Directors attended the 2012 Annual Meeting. Our policy is that our board members are expected to attend each Annual Meeting.

The Audit Committee.  During fiscal 2012, Dr. Zimmerman served as chairperson of the Audit Committee, along with members Messrs. Chien and Khazam. The Audit Committee held five (5) meetings during fiscal 2012. Effective December 15, 2012, the Audit Committee consists of Messrs. McDonald, Pletcher and Zimmerman with Dr. Zimmerman serving as chairperson. The Audit Committee is responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm; provides oversight and monitoring of our management and the independent registered public accounting firm and their activities with respect to our financial reporting process and internal controls; provides the Board of Directors with the results of its monitoring and recommendations derived there from; and provides to the Board of Directors such additional information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters that require the attention of the Board of Directors. The full text of the Audit Committee Charter is published on our website at www.issi.com.

The Board of Directors believes that each member of the Audit Committee is an “independent director” as that term is defined by the Nasdaq listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. The Board of Directors has determined that Dr. Zimmerman is an audit committee financial expert, as defined by SEC guidelines.

The Compensation Committee.  During fiscal 2012, the Compensation Committee consisted of Messrs. McDonald, Pletcher and Wooley, each of whom was deemed to be an “independent director” as that term is defined by applicable Nasdaq listing standards. The Compensation Committee held eleven (11) meetings during fiscal 2012. Effective December 15, 2012, the Compensation Committee consists of Messrs.

Chien, Khazam and Pletcher with Mr. Pletcher serving as chairperson. The Compensation Committee makes recommendations to the Board of Directors regarding our executive compensation policies and makes executive equity grants. The full text of the Compensation Committee charter can be found on our website at www.issi.com. For more information on our Compensation Committee, see “Compensation Discussion and Analysis” beginning on page 27.

The Nominating Committee.  During fiscal 2012, the Nominating Committee consisted of Messrs. Chien, Pletcher and Wooley. The Nominating Committee held two (2) meetings during fiscal 2012. Effective December 15, 2012, the Nominating Committee consists of Messrs. McDonald, Pletcher and Wooley, each of whom is deemed to be an “independent director” as that term is defined by the Nasdaq listing standards. The full text of the Nominating Committee Charter is published on our website at www.issi.com. The Nominating Committee recommends nominees for election as directors to the Board of Directors. All members of the Nominating Committee are non-employee directors.

When considering a potential director candidate, the Nominating Committee looks for demonstrated character, judgment, relevant business, functional and industry experience, and a high degree of acumen. The Nominating Committee’s process for identifying and evaluating nominees typically involves a series of internal discussions, review of information concerning candidates, and interviews with selected candidates. In general, candidates for nomination to the Board are suggested by directors or by employees. The Nominating Committee also considers issues of diversity, such as education, professional experience and differences in viewpoints and skills. The Nominating Committee does not have a formal policy with respect to diversity; however, the Board of Directors and the Nominating Committee believe that it is important that the members of the Board of Directors represent diverse viewpoints. There are no differences in the manner in which the Nominating Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. We do not pay any third party to identify or assist in identifying or evaluating potential nominees.

The Nominating Committee will consider suggestions from stockholders regarding possible director candidates for election at the annual meeting to be held in 2014. Such suggestions, together with appropriate biographical information, should be submitted to our Corporate Secretary. See “Deadline for Receipt of Stockholder Proposals” for details regarding the procedures and timing for the submission of such suggestions. Each director nominated in this Proxy was recommended for election by the Nominating Committee and by the Board of Directors. The Board of Directors did not receive any notice of a Board of Directors nominee recommendation in connection with this Proxy Statement from any security holder.

The Strategy Committee.  During fiscal 2012, the Strategy Committee consisted of Messrs. Lee, Chien and Zimmerman. The Strategy Committee was formed to advise the Board with respect to the Company’s strategy.

Compensation of Directors

Each non-employee director receives an annual retainer of $35,000, with no separate fee for attending each Board of Directors meeting. Additionally, each Audit Committee member receives a $12,000 annual retainer, the chair of the Audit Committee receives a $20,000 annual retainer, each Compensation Committee member receives an $8,000 annual retainer, the chair of the Compensation Committee receives a $12,000 retainer and each member and the chair of the Nominating Committee receives a $3,000 annual retainer. Non-employee directors are reimbursed for all reasonable expenses incurred by them in attending Board of Directors and Committee meetings.

In addition, each non-employee director is eligible to participate in our 2007 Incentive Compensation Plan, as amended (the “2007 Plan”). Under the 2007 Plan, each individual who first becomes a non-employee director will receive a nonstatutory option to purchase 15,000 shares of common stock (the “Initial Grant”) at the time of his or her election to the board. In addition, each individual who has been a non-employee director for at least six (6) months and who continues to serve as a non-employee director at each annual meeting of stockholders automatically receives a nonstatutory option to purchase 5,000 shares of common stock upon such director’s annual reelection to the Board of Directors by the stockholders (each an “Annual Grant”). Options granted under the 2007 Plan have a term of seven (7) years unless terminated sooner upon the termination of the optionee’s status as a director or otherwise pursuant to the 2007 Plan. The exercise price of each option granted under the 2007 Plan is equal to the fair market value of the common stock on the date of grant. Shares subject to each Initial Grant shall vest as to ¼th of the shares subject to the option on each anniversary of the date of grant, subject to the non-employee director’s continued Board service through each such date. Shares subject to each Annual Grant will vest as to one-twelfth of the shares subject to the option each month following its date of grant, subject to the non-employee director’s continued Board service through each such date.

The employee directors, Mr. Lee, Mr. Howarth and Mr. Han, receive no separate compensation to serve as directors of ISSI. On February 3, 2012, in connection with their re-election to the Board, Messrs. McDonald, Chien, Pletcher, Khazam, Zimmerman and Wooley were each granted an option under the 2007 Plan to purchase 5,000 shares of common stock at an exercise price of $10.35 per share. The options expire seven (7) years from the date of grant unless terminated sooner upon termination of the optionee’s status as a director.

The following table details the total compensation paid to directors for fiscal 2012.

	DIRECTOR COMPENSATION
Name	Fees Earned Or Paid In Cash ($)	Option Awards ($)(1)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Jimmy S.M. Lee(2)	—	—	—	—	—
Scott D. Howarth(2)	—	—	—	—	—
Kong-Yeu Han(2)	—	—	—	—	—
Paul Chien(3)	50,000	24,658	—	—	74,658
Jonathan Khazam(4)	50,000	24,658	—	—	74,658
Keith McDonald(5)	47,000	24,658	—	—	71,658
Stephen Pletcher(6)	46,000	24,658	—	—	70,658
Bruce Wooley(7)	46,000	24,658	—	—	70,658
John Zimmerman(8)	55,000	24,658	—	—	79,658

(1)	The amounts shown represent the aggregate grant date fair value of awards made in fiscal 2012 computed in accordance with ASC 718 Compensation — Stock Compensation. In fiscal 2012, each non-employee director was granted an option to purchase 5,000 shares of common stock at an exercise price of $10.35 per share pursuant to our 2007 Plan. Each option vests in 12 equal and successive monthly installments following the grant date. For information on the valuation assumptions made with respect to the foregoing grants, please refer to the assumptions stated in Note 11 “Stock-Based Compensation” to Consolidated Financial Statements in ISSI’s audited financial statements for the fiscal year ended September 30, 2012, included in ISSI’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 14, 2012. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(2)	Mr. Lee, Mr. Howarth and Mr. Han, the employee directors, receive no separate compensation to serve as directors of the Company.
(3)	As of the Record Date, Mr. Chien had 31,000 options outstanding, 30,167 of which were exercisable.
(4)	As of the Record Date, Mr. Khazam had 31,000 options outstanding, 30,167 of which were exercisable.
(5)	As of the Record Date, Mr. McDonald had 34,500 options outstanding, 33,667 of which were exercisable.
(6)	As of the Record Date, Mr. Pletcher had 20,000 options outstanding, 19,167 of which were exercisable.
(7)	As of the Record Date, Dr. Wooley had 29,500 options outstanding, 28,667 which were exercisable.
(8)	As of the Record Date, Dr. Zimmerman had 31,000 options outstanding, 30,167 of which were exercisable.

Compensation Committee Interlocks and Insider Participation

During fiscal 2012, the Compensation Committee of the Board of Directors consisted of Messrs. McDonald, Pletcher and Wooley, none of whom has been or is an officer or an employee of ISSI. No member of the Compensation Committee or executive officer of ISSI has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

Report of the Audit Committee of the Board of Directors†

The Audit Committee of the Board of Directors has furnished the following report:

The Board of Directors has adopted a written charter for the Audit Committee (the “Audit Committee Charter”), the full text of which is available on our website at www.issi.com. The Board of Directors has determined that each member of the Audit Committee is “independent,” as defined in the listing standards of Nasdaq. This means that the ISSI Board of Directors has determined that no member of the Audit Committee has a relationship with ISSI that may interfere with such member’s independence from ISSI and its management, and that all members have the required knowledge and experience to perform their duties as committee members.

Our management is responsible for preparing financial statements and our independent registered public accounting firm is responsible for auditing the financial statements. The activities of the Audit Committee are in no way designed to supersede or alter those traditional responsibilities. The Audit Committee’s role does not provide any special assurances with regard to ISSI’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered public accounting firm.

The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2012 with our management.

The Audit Committee has received the written disclosures and the letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, has considered the compatibility of receiving non-audit services from the independent registered public accounting firm with maintaining the independent registered public accounting firm’s independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

The Audit Committee has also discussed with Grant Thornton LLP, the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board Rule 3200T. The Audit Committee has considered whether and determined that the provision of the non-audit services rendered to ISSI by Grant Thornton LLP during fiscal 2012 was compatible with maintaining the independence of Grant Thornton LLP.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2012.

Audit Committee of the Board of Directors
    Paul Chien
    Jonathan Khazam
    John Zimmerman

†	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of ISSI under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

PROPOSAL TWO

APPROVAL OF AMENDMENT TO 2007 INCENTIVE COMPENSATION PLAN

We are asking our stockholders to approve a proposed amendment to the 2007 Plan to increase the number of shares of common stock reserved for issuance thereunder by 2,000,000 shares. On December 5, 2012, the Board of Directors approved the addition of such shares to the 2007 Plan, subject to approval by the stockholders.

As of the Record Date, only 391,910 shares were available for future issuance under the 2007 Plan. The Board of Directors believes that the number of shares of common stock that remain available for future issuance will be insufficient to achieve the purposes of the 2007 Plan over the term of the plan unless the additional shares are authorized and approved by the stockholders. The Board of Directors also believes that the addition of shares will enable us to continue to attract and retain key personnel.

Reasons for Proposal; Determination of Share Amount; Burn Rate

For ISSI, equity incentives, particularly in the form of stock options, are a critical means for us to attract, incentivize and retain the talented employees that are needed to grow our business and deliver value to our stockholders. ISSI was built on a foundation of entrepreneurial spirit and our success is driven by the commitment of our employees. The 2007 Plan share increase is needed so that we may be able to continue to attract and retain such employees. Without additional shares under our 2007 Plan, we will not have enough shares for expected new hire grants in 2013 and our annual grant program for existing employees.

We last amended our 2007 Plan in July 2011 at which time we added 2,000,000 shares to the plan. We are seeking approval for the same number of shares at our 2013 annual meeting. The size of the share increase was used because it is the same size as our last share increase, and because we believe that this number of additional shares (plus any unexercised shares which are returned to the plan) will be sufficient to fund equity awards for the next two fiscal years.

The cash compensation for our employees is generally below average for equivalent positions at our peer companies. As a result, equity awards are an essential element in providing additional compensation to our employees so that their overall compensation is competitive and their interests are aligned with the interests of our stockholders. Our use of equity awards has been very broad based, and all of our employees receive equity grants. Approximately 70% of the equity awards granted in the last three fiscal years were to non-executive employees.

The following table summarizes our level of equity awards for the last three fiscal years. We do not have any current plans or commitments with respect to future grants of the 2,000,000 shares which are proposed to be added to the 2007 Plan at the Annual Meeting. However, assuming that we continue to grant equity awards at our normalized level over the past three fiscal years, such additional shares (plus any unexercised shares which are returned to the plan) would be sufficient to fund equity awards for the next two fiscal years.

	Fiscal 2010	Fiscal 2011	Fiscal 2012	Average
	(in thousands, except percentages)
Common Shares Outstanding at Year End	26,217	26,448	27,594	26,753
Total Options and RSUs Granted During the Fiscal Year	1,073	1,556	1,714	1,448
ISSI Unadjusted Burn Rate	4.09%	5.88%	6.21%	5.41%
Adjustments to Get to Normalized Burn Rate:
RSUs awarded to Officers in Lieu of Earned Cash Bonus	—	(189)	—
New Hire Option and RSU Grants to Si En Employees(1)	—	(293)	—
New Hire Option Grants to Chingis Employees(2)	—	—	(440)
ISSI Normalized Level of Option and RSU grants	1,073	1,074	1,274	1,140
ISSI Normalized Burn Rate	4.09%	4.06%	4.62%	4.26%

(1)	ISSI completed its acquisition of Si En on January 31, 2011.
(2)	ISSI completed its acquisition of Chingis on September 14, 2012.

Summary of the 2007 Plan

The 2007 Plan is attached as Appendix A to this Proxy Statement and the description below is qualified in its entirety by reference to Appendix A.

Incentive Programs.  The 2007 Plan consists of four separate incentive compensation programs: (i) the discretionary grant program, (ii) the stock issuance program, (iii) the incentive bonus program and (iv) the automatic grant program for the non-employee members of our Board of Directors. The principal features of each program are described below.

Eligibility.  Officers and employees, as well as independent consultants and contractors, in our employ or service or in the employ or service of our parent or subsidiary companies (whether now existing or subsequently established) will be eligible to participate in the discretionary grant, stock issuance and incentive bonus programs. The non-employee members of our Board of Directors are also eligible to participate in those three programs as well as the automatic grant program.

Administration.  The Compensation Committee of our Board of Directors (either acting directly or through a subcommittee of two or more members) has the exclusive authority to administer the discretionary grant, stock issuance and incentive bonus programs with respect to awards made to our executive officers and non-employee board members and also has the authority to make awards under those programs to all other eligible individuals. However, our Board of Directors may at any time appoint a secondary committee of one or more board members or other individuals to have separate but concurrent authority with the Compensation Committee to make awards under those programs to individuals other than executive officers and non-employee board members.

The term “plan administrator,” as used in this summary, will mean our Compensation Committee (or subcommittee) and any secondary committee, to the extent each is acting within the scope of its administrative authority under the 2007 Plan.

The Compensation Committee will have the limited discretion under the automatic grant program to determine the number of shares subject to each option grant and restricted stock unit award made under that program, up to the maximum number of shares permissible per grant or award, but all option grants and restricted stock unit awards will otherwise be made in strict compliance with the express terms of that program.

Securities Subject to 2007 Plan.  In July 2011, our stockholders approved the addition of 2,000,000 shares to the 2007 Plan (which addition had been approved by our Board of Directors in June 2011). 3,000,000 shares of our common stock were initially reserved for issuance over the term of the 2007 Plan when such plan was approved by our stockholders on July 30, 2007. The initial share reserve was originally intended to approximate the number of shares of our common stock available for issuance under our 1998 Stock Plan, the Nonstatutory Stock Plan and the 1995 Director Stock Option Plan (collectively, the “Predecessor Plans”) at that time. To the extent any options outstanding under the Predecessor Plans on July 30, 2007 subsequently terminate unexercised or any unvested shares outstanding under the Predecessor Plans at such time are subsequently forfeited or repurchased by us, the number of shares of common stock subject to those terminated options, together with the forfeited shares, will be added to the share reserve available for issuance under the 2007 Plan, up to an additional 4,000,000 shares. As of September 30, 2012, 2,664,936 shares were added to the share reserve under the 2007 Plan as a result of termination, forfeiture or repurchase under the Predecessor Plans and 633,521 shares remain subject to outstanding options under the Predecessor Plans.

Awards made under the 2007 Plan will be subject to the following per-participant limitations in order to provide the plan administrator with the opportunity to structure one or more of those awards as performance-based compensation under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”):

•	For awards measured in terms of shares of our common stock (whether payable in our common stock, cash or a combination of both), no participant in the 2007 Plan may receive in any calendar year stock options covering more than 1,000,000 shares of our common stock, stock appreciation rights covering more than 1,000,000 shares of our common stock, awards under the stock issuance program covering more than 500,000 shares of our common stock, performance units covering more than 600,000 shares of our common stock and dividend equivalent rights covering more than 600,000 shares of our common stock, with each applicable award limit subject to adjustment for subsequent stock splits, stock dividends and similar transactions. Stockholder approval of this proposal will also constitute approval for purposes of Section 162(m). Accordingly, such limitation will assure that any deductions to which we would otherwise be entitled upon the exercise of stock options or stock appreciation rights granted under the discretionary grant program will not be subject to the $1 million per person limitation imposed under Section 162(m) on the income tax deductibility of compensation paid to certain of our executive officers. In addition, one or more shares issued under the stock issuance program or pursuant to awards of performance units or dividend equivalent rights may also qualify as performance-based compensation that is not subject to the Section 162(m) limitation, if the vesting of those shares is tied to the attainment of the corporate performance milestones discussed below in the summary description of that program.
•	For awards under the incentive bonus program measured in terms of dollars (whether payable in cash, shares of our common stock, or both), no participant in the 2007 Plan may receive a cash award, performance unit award or dividend equivalent award with a dollar value in excess of $1,000,000 in any one calendar year, with such limitation to be measured at the time the award is made. Stockholder approval of this proposal will also constitute approval of foregoing limitation for purposes of Section 162(m). Accordingly, such limitation will assure that any deductions to which we would otherwise be entitled upon the payment of cash bonuses or the settlement of performance units or dividend equivalent rights will not be subject to the $1 million per person limitation imposed under Section 162(m) on the income tax deductibility of compensation paid to certain of our executive officers, to the extent the vesting of those awards is tied to the attainment of one or more of the corporate performance milestones discussed below in the summary description of the stock issuance program.

The shares of common stock issuable under the 2007 Plan may be drawn from shares of our authorized but unissued common stock or from shares of our common stock that we acquire, including shares purchased on the open market or in private transactions.

Shares subject to outstanding awards under the 2007 Plan that expire or otherwise terminate prior to the issuance of the shares subject to those awards will be available for subsequent issuance under the 2007 Plan. Any unvested shares issued under the 2007 Plan that are subsequently forfeited or that we repurchase pursuant to our repurchase rights under the 2007 Plan will be added back to the number of shares reserved for issuance under the 2007 Plan and will accordingly be available for subsequent issuance.

There are no net counting provisions in effect under the 2007 Plan. Accordingly, the following share counting procedures will apply in determining the number of shares of common stock available from time to time for issuance under the 2007 Plan:

•	Should the exercise price of an option be paid in shares of our common stock, then the number of shares reserved for issuance under the 2007 Plan will be reduced by the gross number of shares for which that option is exercised, and not by the net number of new shares issued under the exercised option.
•	Should shares of common stock otherwise issuable under the 2007 Plan be withheld by us in satisfaction of the withholding taxes incurred in connection with the issuance, exercise or settlement of an award under the plan, then the number of shares of common stock available for issuance under the 2007 Plan will be reduced by the full number of shares that were issuable under the award, and not by the number of shares actually issued after any such share withholding.
•	Upon the exercise of any stock appreciation right granted under the 2007 Plan, the share reserve will be reduced by the gross number of shares as to which such stock appreciation right is exercised, and not by the net number of shares actually issued upon such exercise.

Equity Incentive Programs

Discretionary Grant Program.  Under the discretionary grant program, eligible persons may be granted options to purchase shares of our common stock or stock appreciation rights tied to the value of our common stock. The plan administrator has complete discretion to determine which eligible individuals are to receive option grants or stock appreciation rights, the time or times when those options or stock appreciation rights are to be granted, the number of shares subject to each such grant, the vesting schedule (if any) to be in effect for the grant, the maximum term for which the granted option or stock appreciation right is to remain outstanding and the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws.

Each granted option will have an exercise price per share determined by the plan administrator, but the exercise price will not be less than one hundred percent (100%) of the fair market value of the option shares on the grant date. No granted option will have a term in excess of ten (10) years. The shares subject to each option will generally vest in one or more installments over a specified period of service measured from the grant date. However, one or more options may be structured so that they will be immediately exercisable for any or all of the option shares. The shares acquired under such immediately exercisable options will be subject to repurchase by us, at the lower of the exercise price paid per share or the fair market value per share, if the optionee ceases service prior to vesting in those shares. In addition, one or more awards may be structured so that those awards will vest and become exercisable only after the achievement of pre-established corporate performance objectives.

Upon cessation of service, the optionee will have a limited period of time in which to exercise his or her outstanding options to the extent exercisable for vested shares. The plan administrator will have complete discretion to extend the period following the optionee’s cessation of service during which his or her outstanding options may be exercised, provide for continued vesting during the applicable post-service exercise period and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding,

The 2007 Plan allows the issuance of two types of stock appreciation rights under the discretionary grant program:

•	Tandem stock appreciation rights granted in conjunction with stock options which provide the holders with the right to surrender the related option grant for an appreciation distribution from us in an amount equal to the excess of (i) the fair market value of the vested shares of our common stock subject to the surrendered option over (ii) the aggregate exercise price payable for those shares.
•	Stand-alone stock appreciation rights which allow the holders to exercise those rights as to a specific number of shares of our common stock and receive in exchange an appreciation distribution from us in an amount equal to the excess of (i) the fair market value of the shares of common stock as to which those rights are exercised over (ii) the aggregate exercise price in effect for those shares. The exercise price per share may not be less than the fair market value per share of our common stock on the date the stand-alone stock appreciation right is granted, and the right may not have a term in excess of ten (10) years.

The appreciation distribution on any exercised tandem or stand-alone stock appreciation right will be paid in (i) cash, (ii) shares of our common stock or (iii) a combination of cash and shares of our common stock. Upon cessation of service with us, the holder of a stock appreciation right will have a limited period of time in which to exercise that right, to the extent exercisable at that time. The plan administrator has complete discretion to extend the period following the holder’s cessation of service during which his or her outstanding stock appreciation rights may be exercised, provide for continued vesting during the applicable post-service exercise period and/or to accelerate the exercisability or vesting of those stock appreciation rights in whole or in part. Such discretion may be exercised at any time while the stock appreciation right remains outstanding.

Repricing Prohibition.  The plan administrator may not implement any of the following repricing programs without obtaining stockholder approval: (i) the cancellation of outstanding options or stock appreciation rights in return for new options or stock appreciation rights with a lower exercise price per share, (ii) the cancellation of outstanding options or stock appreciation rights with exercise prices per share in excess of the then current fair market value per share of our common stock for consideration payable in our equity securities or (iii) the direct reduction of the exercise price in effect for outstanding options or stock appreciation rights, except in connection with certain changes to our capital structure, as discussed in the Changes in Capitalization section which appears later in this Proposal.

Stock Issuance Program.  Shares may be issued under the stock issuance program subject to performance or service vesting requirements established by the plan administrator. Shares may also be issued as a fully-vested bonus for past services without any cash outlay required of the recipient. Shares of our common stock may also be issued under the program pursuant to restricted stock units which entitle the recipients to receive those shares upon the attainment of designated performance goals or the completion of a prescribed service period or upon the expiration of a designated time period following the vesting of those units, including (without limitation), a deferred distribution date following the termination of the recipient’s service with us. Performance shares may also be issued under the program in accordance with the following parameters:

(i) The vesting of the performance shares will be tied to the attainment of corporate performance objectives at one or more designated levels over a specified performance period, all as established by the plan administrator at the time of the award.

(ii) At the end of the performance period, the plan administrator will determine the actual level of attainment for each performance objective and the extent to which the performance shares awarded for that period are to vest and become payable based on the attained performance levels.

(iii) The performance shares which so vest will be paid as soon as practicable following the end of the performance period, unless such payment is to be deferred for the period specified by the plan administrator at the time the performance shares are awarded or the period selected by the participant in accordance with the applicable requirements of Internal Revenue Code Section 409A.

(iv) Performance shares may be paid in cash or shares of our common stock.

(v) Performance shares may also be structured so that the shares are convertible into shares of our common stock, but the rate at which each performance share is to so convert will be based on the attained level of performance for each applicable performance objective.

The plan administrator will have complete discretion under the program to determine which eligible individuals are to receive awards under the stock issuance program, the time or times when those awards are to be made, the form of those awards, the number of shares subject to each such award, the vesting schedule (if any) to be in effect for the award, the issuance schedule for the shares which vest under the award and the cash consideration (if any) payable per share.

In order to assure that the compensation attributable to one or more awards made under the program will qualify as performance-based compensation which will not be subject to the $1 million per person limitation imposed under Section 162(m) on the income tax deductibility of the compensation paid to certain of our executive officers, the plan administrator also has the discretionary authority to structure one or more awards so that the shares of common stock subject to those awards will vest only upon the achievement of certain pre-established corporate performance goals based on one or more of the following criteria: (i) cash flow; (ii) earnings (including earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation, amortization and charges for stock-based compensation, earnings before interest, taxes, depreciation and amortization, and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average stockholder equity; (vii) total stockholder return or growth in total stockholder return; (viii) return on capital; (ix) return on assets or net assets; (x) invested capital, return on capital or return on invested capital; (xi) revenue, growth in revenue, return on sales, or market share gains; (xii) income or net income; (xiii) operating income, net operating income or net operating income after tax; (xiv) operating profit or net operating profit; (xv) operating margin or gross margin; (xvi) return on operating revenue or return on operating profit; (xvii) expense control or cost reduction goals, (xviii) budget comparisons; (xix) development and implementation of strategic plans and/or organizational restructuring goals; (xx) measures of customer satisfaction; (xxi) development or marketing collaborations, formations of joint ventures or partnerships or the completion of other similar transactions intended to enhance the Corporation’s revenue or profitability or enhance its customer base; (xxii) product development, product quality, or product delivery goals; (xxiii) specific project delivery goals; and (xxiv) other similar criteria consistent with the foregoing. In addition, such performance criteria may be based upon the attainment of specified levels of our performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of our business units or divisions or any parent or subsidiary. Each applicable performance goal may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of an award will be earned and a maximum level of performance at which an award will be fully earned. Each applicable performance goal may be structured at the time of the award to provide for appropriate adjustment for one or more of the following items: (A) asset impairments or write-downs; (B) litigation judgments or claim settlements; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; (E) any extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in our annual report to stockholders for the applicable year and (F) the operations of any business we acquire.

Outstanding awards under the stock issuance program will automatically terminate, and no shares of our common stock will actually be issued in satisfaction of those awards, if the performance goals or service requirements established for such awards are not attained. The plan administrator, however, has the discretionary authority to issue shares of our common stock in satisfaction of one or more outstanding awards as to which the designated performance goals or service requirements are not attained. However, no vesting requirements tied to the attainment of performance objectives may be waived with respect to awards which were intended at the time of issuance to qualify as performance-based compensation under Section 162(m), except in the event of the participant’s involuntary termination or upon a change in control, as described below under the heading “General Provisions — Vesting Acceleration.”

Incentive Bonus Program.  Cash bonus awards, performance unit awards and dividend equivalent rights may be awarded under the incentive bonus program. Cash bonus awards will vest over an eligible individual’s designated service period or upon the attainment of pre-established performance goals. Performance unit awards will be subject to the following parameters:

(i) A performance unit will represent a participating interest in a special bonus pool tied to the attainment of pre-established corporate performance objectives based on one or more performance goals described above in the description of the stock issuance program. The amount of the bonus pool may vary with the level at which the applicable performance objectives are attained, and the value of each performance unit which becomes due and payable upon the attained level of performance will be determined by dividing the amount of the resulting bonus pool (if any) by the total number of performance units issued and outstanding at the completion of the applicable performance period.

(ii) Performance units may also be structured to include a service-vesting requirement which the participant must satisfy following the completion of the performance period in order to vest in the performance units awarded with respect to that performance period.

(iii) Performance units which become due and payable following the attainment of the applicable performance objectives and the satisfaction of any applicable service-vesting requirement may be paid in cash or shares of our common stock valued at fair market value on the payment date.

The plan administrator has complete discretion under the program to determine which eligible individuals are to receive such awards under the program, the time or times when those awards are to be made, the form of each such award, the performance objectives for each such award, the amount payable at one or more designated levels of attained performance, any applicable service vesting requirements, the payout schedule for each such award and the method by which the award is to be settled (cash or shares of our common stock).

In order to assure that the compensation attributable to one or more awards under the program will qualify as performance-based compensation which will not be subject to the $1 million per person limitation imposed under Section 162(m) on the income tax deductibility of the compensation paid to certain of our executive officers, the plan administrator will also have the discretionary authority to structure one or more awards so that cash or shares of common stock subject to those awards will vest only upon the achievement of certain pre-established corporate performance goals based on one or more of the performance goals described above in the summary of the stock issuance program.

Dividend equivalent rights may be issued as stand-alone awards or in tandem with other awards made under the 2007 Plan. Each dividend equivalent right award will represent the right to receive the economic equivalent of each dividend or distribution, whether in cash, securities or other property (other than shares of our common stock) which is made or paid per issued and outstanding share of common stock during the term the dividend equivalent right remains outstanding. Payment of the amounts attributable to such dividend equivalent rights may be made either concurrently with the actual dividend or distribution made or paid per issued and outstanding share of our common stock or may be deferred to a later date. Payment may be made in cash or shares of our common stock.

The plan administrator has the discretionary authority at any time to accelerate the vesting of any and all awards outstanding under the incentive bonus program. However, no vesting requirements tied to the attainment of performance objectives may be waived with respect to awards which were intended at the time of issuance to qualify as performance-based compensation under Section 162(m), except in the event of the participant’s involuntary termination or upon a change in control as described below under the heading “General Provisions — Vesting Acceleration.”

Automatic Grant Program.  Under the automatic grant program, non-employee board members receive automatic grants of stock options over their period of board service. All grants under the Automatic Grant Program are and will continue to be made in strict compliance with the express provisions of such program, and stockholder approval of this Proposal will also constitute pre-approval of each option grant made under the Automatic Grant Program on or after the date of the 2013 Annual Meeting and the subsequent exercise of those options in accordance with the terms of the program summarized below. The Board of Directors or Compensation Committee has the discretion and authority to change and otherwise revise the terms and/or types of awards granted under the Automatic Grant Program, including, without limitation, the number of shares and other terms thereof, for awards granted on or after the date the Board of Directors or Compensation Committee, as applicable, determines to make such change or revision.

Two types of awards are made under the program:

•	Initial Awards. Each individual who first becomes a non-employee board member will, at the time of his or her election to the board, receive an option grant to purchase fifteen thousand (15,000) shares of our common stock, provided that such individual has not been in our employ or the employ of any of our parent or subsidiary companies at any time during the preceding twelve (12) months. Should an individual commence service as a non-employee board member other than on the date of an annual stockholders meeting, then the number of shares subject to his or her stock option grant award will be pro-rated to reflect the interval between the date of such commencement of non-employee board service and the date of the next scheduled annual stockholders meeting.
•	Annual Award. On the date of each annual stockholders meeting, each individual who will continue to serve as a non-employee board member will automatically be granted an option to purchase five thousand (5,000) shares of our common stock, provided such individual has served as a non-employee board member for at least six (6) months. There will be no limit on the number of such annual awards any one eligible non-employee board member may receive over his or her period of continued service on the board.

Each option grant under the program will have an exercise price per share equal to the fair market value per share of our common stock on the grant date and will have a term of seven (7) years, subject to earlier termination following the non-employee director’s cessation of board service. The shares subject to each automatic option grant will vest as to one-twelfth ( 1/12th) of the shares subject to the option each month following its date of grant, subject to the non-employee director’s continued board service through each such date. However, the shares will immediately vest in full upon the non-employee director’s death or disability while a board member or upon the occurrence of certain changes in ownership or control.

The option grants under the automatic option grant program will be taxable as non-statutory options under the Federal income tax laws.

Stock Awards

The following table sets forth, as to (i) each director of the Company, (ii) our Executive Chairman of the Board of Directors, (iii) our President and Chief Executive Officer, (iv) our Vice President and Chief Financial Officer, and (v) the two (2) other most highly compensated executive officers of the Company who were serving as executive officers as of the end of fiscal 2012 and (iii) the other individuals and groups indicated, the number of shares of our common stock subject to option grants made under the 2007 Plan during the fiscal year ended September 30, 2012, together with the weighted average exercise price per share in effect for such option grants, and the number of shares of our common stock subject to direct stock awards made under the 2007 Plan to such individuals and groups during that period:

Name and Position	Number of Shares Underlying Options Granted	Dollar Value	Number of Units
Executive Officers:
Jimmy S.M. Lee	50,000	$9.36	30,000
John M. Cobb	35,000	9.36	15,000
Kong Yeu Han	40,000	9.36	15,000
Chang-Chaio Han	40,000	9.36	15,000
Scott Howarth	60,000	9.36	25,000
All current executive officers as a group (5 persons)	225,000	9.36	100,000
Non-Employee Directors:
Paul Chien	5,000	10.35	—
Jonathan Khazam	5,000	10.35	—
Keith McDonald	5,000	10.35	—
Stephen Pletcher	5,000	10.35	—
Bruce Wooley	5,000	10.35	—
John Zimmerman	5,000	10.35	—
All current non-employee directors as a group (6 persons)	30,000	10.35	—
All employees, including current officers who are not executive officers, as a group (466 persons)	913,901	9.79	5,600

General Provisions

Vesting Acceleration.  In the event we should experience a change in control, the following special vesting acceleration provisions will be in effect for all outstanding awards under the discretionary grant, stock issuance and incentive bonus programs:

(i) Each outstanding award will automatically accelerate in full upon a change in control, if that award is not assumed or otherwise continued in effect by the successor corporation or replaced with a cash retention program which preserves the intrinsic value of the award and provides for subsequent payout of that value in accordance with the same vesting schedule in effect for that award.

(ii) The plan administrator will have complete discretion to grant one or more awards which will vest in the event the individual’s service with us or the successor entity is terminated within a designated period following a change in control transaction in which those awards are assumed or otherwise continued in effect.

(iii) The plan administrator will have the discretion to structure one or more awards so that those awards will immediately vest upon a change in control, whether or not they are to be assumed or otherwise continued in effect.

(iv) Unless the plan administrator establishes a different definition for one or more awards, a change in control will be deemed to occur for purposes of the 2007 Plan in the event (a) we are acquired by merger or asset sale, (b) all or substantially all of the assets of the company are sold (c) there occurs any transaction or series of related transactions pursuant to which any person or group of related persons becomes directly or indirectly the beneficial owner of securities possessing (or convertible into or exercisable for securities possessing) fifty percent (50%) or more of the total combined voting power of our outstanding securities, or (d) there is a change in the majority of our board of directors as a result of one or more contested elections for board membership.

The plan administrator’s authority above extends to any awards intended to qualify as performance-based compensation under Section 162(m), even though the accelerated vesting of those awards may result in their loss of performance-based status under Section 162(m).

Changes in Capitalization.  In the event any change is made to the outstanding shares of our common stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change in corporate structure effected without our receipt of consideration or should the value of our outstanding shares of common stock be substantially reduced by reason of a spin-off transaction or extraordinary dividend or distribution, equitable adjustments will be made to: (i) the maximum number and/or class of securities issuable under the 2007 Plan; (ii) the maximum number and/or class of securities by which the share reserve may increase by reason of the expiration or termination of unexercised options or the forfeiture or repurchase of unvested shares under the Predecessor Plans, (iii) the maximum number and/or class of securities for which any one person may be granted common stock-denominated awards under the 2007 Plan per calendar year; (iv) the number and/or class of securities and the exercise price per share in effect for outstanding awards under the discretionary grant program, (v) the number and/or class of securities subject to each outstanding award under the automatic grant program and the exercise price per share in effect under each outstanding option grant under such program, (vi) the number and/or class of securities subject to each outstanding award under the stock issuance program and the cash consideration (if any) payable per share, (vii) the number and/or class of securities for which awards may subsequently be made to new and continuing non-employee board members under the automatic grant program, and (viii) the number and/or class of securities subject to each outstanding award under the incentive bonus program denominated in shares of our common stock. Such adjustments will be made in such manner in order to preclude any dilution or enlargement of benefits under the 2007 Plan or the outstanding awards thereunder.

Valuation.  The fair market value per share of our common stock on any relevant date under the 2007 Plan will be deemed to be equal to the closing selling price per share on that date on the Nasdaq Global Market. On the Record Date, the fair market value per share of our common stock determined on such basis was $9.00.

Stockholder Rights and Transferability.  No optionee will have any stockholder rights with respect to the option shares until such optionee has exercised the option and paid the exercise price for the purchased shares. The holder of a stock appreciation right will not have any stockholder rights with respect to the shares subject to that right unless and until such person exercises the right and becomes the holder of record of any shares of our common stock distributed upon such exercise. Options are not assignable or transferable other than by will or the laws of inheritance following optionee’s death, and during the optionee’s lifetime, the option may only be exercised by the optionee. However, the plan administrator may structure one or more non-statutory options under the 2007 Plan so that those options will be transferable during optionee’s lifetime to one or more members of the optionee’s family or to a trust established for the optionee and/or one or more such family members or to the optionee’s former spouse, to the extent such transfer is in connection with the optionee’s estate plan or pursuant to a domestic relations order. Stand alone stock appreciation rights will be subject to the same transferability restrictions applicable to non-statutory options.

A participant will have full stockholder rights with respect to any shares of common stock issued to him or her under the 2007 Plan, whether or not his or her interest in those shares is vested. A participant will not have any stockholder rights with respect to the shares of common stock subject to a restricted stock unit or performance share award until that award vests and the shares of common stock are actually issued thereunder. However, dividend-equivalent units may be paid or credited, either in cash or in actual or phantom shares of common stock, on outstanding restricted stock units or performance shares, subject to such terms and conditions as the plan administrator may deem appropriate.

Special Tax Election.  The plan administrator may provide one or more holders of awards under the 2007 Plan with the right to have us withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the withholding taxes to which they become subject in connection with the issuance, exercise or settlement of those awards. Alternatively, the plan administrator may allow such individuals to deliver previously acquired shares of our common stock in payment of such withholding tax liability.

Amendment and Termination.  Our Board of Directors may amend or modify the 2007 Plan at any time; provided, however, that stockholder approval will be required for any amendment which materially increases the number of shares of common stock authorized for issuance under the 2007 Plan (other than in connection with certain changes to our capital structure as explained above), materially increases the benefits accruing to participants, materially expands the class of individuals eligible to participate in the 2007 Plan, expands the types of awards which may be made under the 2007 Plan or extends the term of the 2007 Plan or to the extent such stockholder approval may otherwise be required under applicable law or regulation or pursuant to the listing standards of the stock exchange on which our common stock is at the time primarily traded. Unless sooner terminated by our board of directors, the 2007 Plan will terminate on the earliest of (i) July 30, 2017, (ii) the date on which all shares available for issuance under the 2007 Plan have been issued as fully-vested shares or (iii) the termination of all outstanding awards in connection with certain changes in control or ownership.

Summary of Federal Income Tax Consequences

The following is a summary of the Federal income taxation treatment applicable to us and the participants who receive awards under the 2007 Plan.

Option Grants.  Options granted under the discretionary grant program may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

Incentive Options.  No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is recognized for regular tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of certain other dispositions. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying, and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two (2) years after the date the option for the shares involved in such sale or disposition is granted and more than one (1) year after the date the option is exercised for those shares. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition will result.

Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date or (if less) the amount realized upon such sale or disposition over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain recognized upon the disposition will be a capital gain.

If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the amount of ordinary income recognized by the optionee as a result of the disposition. We will not be entitled to any income tax deduction if the optionee makes a qualifying disposition of the shares.

Non-Statutory Options.  No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the optionee.

Stock Appreciation Rights.  No taxable income is recognized upon receipt of a stock appreciation right. The holder will recognize ordinary income in the year in which the stock appreciation right is exercised, in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the base price in effect for the exercised right, and the holder will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder in connection with the exercise of the stock appreciation right. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Restricted Stock Awards.  The recipient of unvested shares of common stock issued under the 2007 Plan will not recognize any taxable income at the time those shares are issued but will have to report as ordinary income, as and when those shares subsequently vest, an amount equal to the excess of (i) the fair market value of the shares on the vesting date over (ii) the cash consideration (if any) paid for the shares. The recipient may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year the unvested shares are issued an amount equal to the excess of (i) the fair market value of those shares on the issue date over (ii) the cash consideration (if any) paid for such shares. If the Section 83(b) election is made, the recipient will not recognize any additional income if and when the shares subsequently vest. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the recipient with respect to the unvested shares. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the recipient.

Restricted Stock Units.  No taxable income is recognized upon receipt of restricted stock units. The holder will recognize ordinary income in the year in which the shares subject to the units are actually issued to the holder. The amount of that income will be equal to the fair market value of the shares on the date of issuance, and the holder will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder at the time the shares are issued. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Cash Awards.  The payment of a cash award will result in the recipient’s recognition of ordinary income equal to the dollar amount received. The recipient will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder at the time the cash award is paid. The deduction will be allowed for the taxable year in which the cash award is earned, provided the award is paid within two and one-half (2½) months after the close of that year; otherwise, the deduction will be deferred until the taxable year in which the payment is made.

Performance Units.  No taxable income is recognized upon receipt of performance units. The holder will recognize ordinary income in the year in which the performance units are settled. The amount of that income will be equal to the fair market value of the shares of common stock or cash received in settlement of the performance units, and the holder will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of the ordinary income recognized by the holder of the performance units at the time those units are settled. That deduction will in general be allowed for the taxable year in which such ordinary income is recognized.

Dividend Equivalent Rights.  No taxable income is recognized upon receipt of a dividend equivalent right award. The holder will recognize ordinary income in the year in which a dividend or distribution, whether in cash, securities or other property, is paid to the holder. The amount of that income will be equal to the fair market value of the cash, securities or other property received, and the holder will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of the ordinary income recognized by the holder of the dividend equivalent right award at the time the dividend or distribution is paid to such holder. That deduction will in general be allowed for the taxable year in which such ordinary income is recognized.

Deductibility of Executive Compensation.  We anticipate that any compensation deemed paid by us in connection with the exercise of non-statutory options or stock appreciation rights will qualify as performance-based compensation for purposes of Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain of our executive officers. Accordingly, the compensation deemed paid with respect to options and stock appreciation rights granted under the 2007 Plan will remain deductible by us without limitation under Section 162(m). However, any compensation deemed paid by us in connection with shares issued under the stock issuance program or shares or cash issued under the incentive bonus program will be subject to the $1 million limitation, unless the issuance of the shares or cash is tied to one or more of the performance milestones described above.

Vote Required; Recommendation of Board of Directors

The affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting is required to approve the amendment to the 2007 Incentive Compensation Plan. Based on the metrics used by proxy advisory firms (such as Institutional Shareholder Services, Inc. (ISS), we and our Board expect that ISS (and potentially other firms) may recommend a vote against our 2007 Plan proposal. However, we believe that their analysis does not appropriately consider the factors we have outlined in this Proxy Statement.

ISSI’S BOARD OF DIRECTORS BELIEVES THAT PROPOSAL TWO IS IN ISSI’S BEST INTERESTS AND IN THE BEST INTERESTS OF ISSI’S STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS VOTING “FOR” THE APPROVAL OF THE AMENDMENT TO THE 2007 INCENTIVE COMPENSATION PLAN.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of ISSI’s Board of Directors has appointed Grant Thornton LLP (“Grant Thornton”) as ISSI’s independent registered public accounting firm to audit ISSI’s financial statements for the fiscal year ended September 30, 2013. Grant Thornton began auditing ISSI’s financial statements in June 2007.

Each of the reports of Grant Thornton on the financial statements of ISSI for the fiscal years ended September 30, 2012 and September 30, 2011 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle. A representative of Grant Thornton is expected to be present at the meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions.

Fees Paid to Accountants

The following table shows the fees that we paid or accrued for the audit and other services provided by Grant Thornton for fiscal 2011 and fiscal 2012.

Fee Category	Fiscal 2012	Fiscal 2011
Audit Fees	$1,015,980	$937,037
Audit-Related Fees	—	—
Tax Fees	203,950	183,173
All Other Fees	7,002	—
Total	$1,226,932	$1,120,210

Audit Fees.  This category includes the audit of our annual financial statements, review of financial statements included in our Form 10-Q quarterly reports, the audit of management’s assessment of the effectiveness, as well as the audit of the effectiveness of our internal control over financial reporting included in our Form 10-K as required by Section 404 of the Sarbanes-Oxley Act of 2002, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for the related fiscal years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions and the preparation of an annual “management letter” on internal control matters.

Audit-Related Fees.  This category consists of assurance and related services provided by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees”. There were no services provided under this category for fiscal years 2011 and 2012.

Tax Fees.  This category consists of professional services rendered by the independent registered public accounting firm, primarily in connection with our tax planning and tax compliance activities, including the preparation of tax returns in certain overseas jurisdictions and technical tax advice related to the preparation of tax returns.

All Other Fees.  This category consists of fees for other corporate services.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may also pre-approve particular services on a case-by-case basis. The independent registered public accounting firm is required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with such pre-approval. The Audit Committee may also delegate pre-approval authority to one of its members. Such member must report any decisions to the Audit Committee at the next scheduled meeting.

During fiscal 2012, the Audit Committee approved in advance all audit and non-audit services to be provided by Grant Thornton LLP. The Audit Committee has determined that the non-audit services rendered by Grant Thornton during fiscal 2011 and fiscal 2012 were compatible with maintaining the independence of the independent registered public accounting firm.

Vote Required; Recommendation of Board of Directors

Stockholder ratification of the appointment of Grant Thornton LLP is not required by our Bylaws or applicable law. However, the Board of Directors chose to submit such appointment to the stockholders for ratification. The affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting is required to approve the ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection.

UPON THE RECOMMENDATION OF OUR AUDIT COMMITTEE, THE BOARD OF DIRECTORS BELIEVES THAT PROPOSAL THREE IS IN ISSI’S BEST INTERESTS AND IN THE BEST INTERESTS OF ISSI’S STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS VOTING “FOR” RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS ISSI’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2013.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

During fiscal 2012, the members of the Compensation Committee of the Board of Directors (the “Compensation Committee”) were Messrs. McDonald, Pletcher and Wooley. Mr. McDonald served as chair of the Compensation Committee. Effective December 15, 2012, the Compensation Committee consists of Messrs. Chien, Khazam and Pletcher with Mr. Pletcher as chair. The Compensation Committee oversees and administers ISSI’s executive compensation program. The Compensation Committee is comprised entirely of independent directors determined in accordance with various Nasdaq, SEC and Internal Revenue Code rules. The Compensation Committee’s goal is to ensure that the total compensation paid to ISSI’s executive officers is fair, reasonable and competitive. The Compensation Committee operates under a written charter adopted by the Board of Directors. A copy of the Compensation Committee charter can be found on ISSI’s website at www.issi.com.

Compensation Philosophy and Objectives

Our philosophy towards executive compensation reflects the following principles:

•	Total compensation opportunities should be competitive. We believe that our overall compensation program should be competitive so that we can attract, retain and motivate talented executives.
•	Total compensation should be related to our performance. We believe that a significant portion of our executives’ total compensation should be linked to achieving specified financial objectives that we believe will create stockholder value.
•	Total compensation should be related to individual performance. We believe that executives’ total compensation should reward individual performance achievements and encourage individual contributions to achieve better performance.
•	Equity awards help executives think like stockholders. We believe that our executives’ total compensation should have a significant equity component because stock based equity awards help reinforce the executive’s long-term interest in our overall performance and thereby align the interests of the executive with the interests of our stockholders.
•	Our compensation program should reflect our corporate culture. We believe that our overall compensation program should reflect our corporate culture which includes carefully managing operating expenses, including salaries, and rewarding executives and other employees in the event that ISSI is successful. To promote this culture, our executives receive relatively low base salaries and are eligible to receive significant bonuses in the event ISSI achieves its operating targets. Executives may also earn significant gains from equity awards in the event of increases in ISSI’s stock price. Our corporate culture also emphasizes teamwork, especially among our executive officers. To encourage teamwork, we structure executive compensation (particularly base salary and bonus amounts) at the same levels for similarly situated members of our executive team.

Determining Executive Compensation

In establishing our overall executive compensation program, the Compensation Committee consults with ISSI’s senior management including our Executive Chairman and our Chief Executive Officer. However, our executives do not participate in any Board or Compensation Committee deliberations relating to their own compensation.

In July 2012, the Compensation Committee engaged Compensia, Inc. as a compensation consultant to review ISSI’s overall executive compensation structure and perform an analysis of the elements of ISSI’s executive compensation program for fiscal 2013. Compensia had provided similar services to the Compensation Committee each year since fiscal 2009. Other than this engagement, Compensia did not provide any other services to ISSI during fiscal 2009, fiscal 2010, fiscal 2011 or fiscal 2012. In connection with its engagement, Compensia reviewed ISSI’s executive compensation structure including a review of peer group practices, executive salary levels, bonus programs, equity burn rate/equity overhang, types of equity awards utilized, grant frequency of awards, internal pay parity, pay mix, level of other benefits and perquisites, stock ownership guidelines and clawback policy. The Compensation Committee considered this information in establishing executive compensation levels for fiscal 2013. The Compensation Committee compared the compensation of ISSI’s executives with that of the executive officers in the market data as a whole rather than any individual company within such survey. For fiscal 2013, the Compensation Committee also utilized data provided by Equilar, Inc. to determine the appropriate peer group and to obtain data on the executive compensation practices of such peer group. The Compensation Committee does not target a specific percentile in the range of comparative information for each individual executive or for each component of compensation. Instead, the Compensation Committee structures a total compensation package in view of the comparative information and such other factors specific to the executive, including level of responsibility, prior experience, expectations of future performance and ISSI’s corporate culture. Other than the data described above, the Compensation Committee does not use peer group executive compensation information. Set forth on Exhibit A is a list of the companies that were included in the peer group data.

As discussed in more detail below, the Compensation Committee determined to make only minor changes to the base salaries and other compensation of ISSI’s executives for fiscal 2013 compared to fiscal 2012.

At our last annual meeting of stockholders held in February 2012, our stockholders approved an advisory (non-binding) proposal concerning our executive compensation program with over 75% of the votes cast in favor of the proposal. The Compensation Committee considered the results of this vote in establishing the compensation program for fiscal 2013.

Each executive receives a mix of compensation comprised of base salary, cash bonuses and equity awards. The amount of compensation allocated to each element of compensation is determined on a case-by-case basis. ISSI does not have specific policies for allocating between long-term and currently paid out compensation nor policies for allocating between cash and non-cash compensation, and among different forms of non-cash compensation. In recent years, in line with ISSI’s corporate culture, the Compensation Committee has emphasized variable compensation under the bonus plan and equity awards rather than base salary to compensate executives.

With respect to ISSI’s cash bonus program, each year the Compensation Committee sets cash bonus levels based on each executive’s function and performance and ISSI’s overall goals for the coming fiscal year. The amount of cash bonus ultimately paid depends on the extent to which performance goals are achieved, subject to adjustment at the discretion of the Compensation Committee (however, no adjustments were made for fiscal 2012).

As described in greater detail below in the “Analysis of Elements of Executive Compensation,” the Compensation Committee considers both ISSI performance and individual performance when determining the level of executive compensation. The executive bonus plan is an “at risk” bonus designed to induce executive officers to accomplish ISSI’s overall business goals and a level of individual performance and reflects a philosophy that total compensation should be related both to ISSI’s performance and individual performance. The Compensation Committee believes that the various elements of executive compensation work together to promote its objective that total compensation should be related both to ISSI’s performance and individual performance.

Elements of Executive Compensation

The components of ISSI’s executive compensation are as follows:

•	Base salary;
•	Executive bonus program; and
•	Equity awards.

All of ISSI’s executive and non-executive employees who meet the relevant eligibility requirements may also participate in the following programs:

•	Employee stock purchase plan. This plan is a tax-qualified plan pursuant to which participants can purchase ISSI stock at a 15% discount to the lower of the market price at the beginning or end of each six month purchase period. Under this plan, a participant can invest a maximum amount equal to 10% of base salary and commissions, provided that such amount cannot exceed $25,000 in any year.
•	A tax-qualified, employee-funded 401(k) plan. ISSI made no matching contributions under the plan in fiscal 2012. Effective as of January 1, 2013, ISSI will make matching contributions of fifty (50) cents for every pre-tax dollar an employee contributed up to 10% of the employee’s eligible compensation, with a match limit of $6,000 per employee. The plan does not permit the purchase of shares of ISSI common stock.
•	Health and welfare benefits. ISSI executive officers are eligible to receive the same health benefits that are available to other employees and a contribution to their benefit premium that is the same as provided to other employees. Under this plan, the cost to ISSI is dependent on the level of benefits coverage an employee elects.

ISSI seeks to reward shorter-term performance through base salary and the bonus program. Longer-term performance is incentivized through equity grants.

Analysis of Elements of Executive Compensation

Base Salary

The Compensation Committee’s goal is to provide ISSI executives with sufficient base salaries. In setting salaries for fiscal 2013, the Compensation Committee considered survey data from the peer group to help evaluate the reasonableness and competitiveness of ISSI’s base salaries. The Compensation Committee initially determines the base salary for each executive based on the executive’s salary for the prior fiscal year and ISSI’s overall budget for employee salary changes. The Compensation Committee also considers the level of job responsibilities, the prior performance of the executive and ISSI, the executive’s experience and tenure, the base salaries of the other ISSI executive officers, the expected future contributions of the executive, and general compensation trends and practices in the technology industry. In setting base salaries, the Compensation Committee does not utilize any particular formula but instead exercises judgment in view of its overall compensation philosophy and objectives. Individual base salaries are reviewed annually.

In November 2012, the Compensation Committee met to approve the salaries of ISSI executives for fiscal 2013. In this regard, although the Compensation Committee was pleased with the performance of our executives, in light of the desire to control overall operating expenses, the Compensation Committee determined to make limited salary changes from the salaries which were in effect as of October 31, 2012. Specifically, Mr. Howarth’s base salary was increased by $10,000 to $335,000, Mr. Cobb’s base salary was increased by $8,000 to $276,000, Mr. K.Y. Han’s base salary was increased by $8,000 to $266,000 and Mr. James Han’s base salary was increased by $8,000 to $276,000. Mr. Lee’s base salary remained at $200,000.

Executive Bonus Program

ISSI rewards achievement of shorter term performance objectives through its cash bonus program under which its executives participate. Under the bonus plan, the Compensation Committee determines the performance goals applicable to any award which goals may include, without limitation, total revenue, revenue from specific product lines, cash flow; earnings; earnings per share; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; operating profit; gross or operating margin and individual objectives. As determined by the Compensation Committee, the performance goals may be based on U.S. generally accepted accounting principles (“GAAP”) or Non-GAAP results and any actual results may be adjusted by the Compensation Committee for one-time items or unbudgeted or unexpected items when determining whether the performance goals have been met. The goals may be on the basis of any factors the Compensation Committee determines relevant, and may be on an individual or Company-wide basis. The performance goals may differ from participant to participant and from award to award.

Under the bonus plan, at the beginning of each fiscal year, the Compensation Committee sets one or more performance metrics under the plan and also determines the discretionary amounts which may be awarded under the plan. As described in the Proxy Statement for ISSI’s Annual Meeting in 2012, under the bonus program for fiscal 2012, our executives were eligible to receive specified cash bonuses based on performance goals for fiscal 2012 which were 30% based on operating income, 20% based on total revenue (excluding acquisitions), 20% based on analog product revenue, 15% based on revenue from new products and 15% based on the individual’s performance as determined at the discretion of the Compensation Committee. Based on ISSI’s financial results for fiscal 2012, the aggregate payout under the variable compensation program was 48% of the target. This percentage was based on a 0% payout on the operating income target, a 17% payout on the total revenue target, a 0% payout on the analog product revenue target, a 16% payout on the revenue from new products target and a 100% payout on the discretionary portion. As a result, the Compensation Committee approved cash bonuses for Scott Howarth, K.Y. Han, John Cobb and James Han in the amount of $134,400, $105,600, $96,000 and $105,600, respectively. Mr. Lee did not participate in the executive bonus program for fiscal 2012 due to his reduced time status.

In determining the award levels under the discretionary portion of the bonus plan, the Compensation Committee considered, among other things, input from the Board of Directors regarding the performance of the Chief Executive Officer, input from our Executive Chairman and our Chief Executive Officer with respect to the performance of the other executives, input on the proposed payouts received from the Board of Directors and the Chief Executive Officer, the compensation, performance and responsibilities of each executive relative to each other executive, ISSI’s performance, ISSI’s performance relative to the overall industry, ISSI’s need to retain its employees and the overall amount of compensation paid to executives under both the performance based and discretionary based portions of the bonus plan.

In setting the award levels for the executive bonus program for fiscal 2013, the Compensation Committee considered, among other things, the individual performance of the executive officers, the compensation, performance and responsibilities of each executive relative to each other executive, ISSI’s performance, ISSI’s performance relative to the overall industry and other factors such as ISSI’s need to retain its key employees. For fiscal 2013, the Compensation Committee determined that the variable compensation program should be based 30% on ISSI’s operating income, 20% based on total revenue, 10% based on revenue from new products, 10% based on revenue from analog products, 10% based on revenue from NOR Flash products and 20% discretionary. For purposes of the bonus plan, the Compensation Committee established a target for ISSI performance in each of these four areas (other than discretionary). The Compensation Committee established targets which it believes are challenging, require a high level of performance and motivate our executives to drive stockholder value, but which targets are expected to be achievable in the context of expected business conditions at the time the targets were set. ISSI’s performance in each area must be at least 75% of the target (65% for operating income) before a payout is made in such area (other than discretionary) and the maximum amount payable for performance in each area is 125% of the target (other than discretionary). We are not disclosing the exact targets at this time because such information involves confidential financial information, the disclosure of which would result in competitive harm to us. At the targeted level of performance, the bonus amount allocated to Mr. Howarth was $280,000, the amount allocated to Mr. Cobb was $200,000, the amount allocated to Mr. K.Y. Han was $220,000 and the amount allocated to Mr. James Han was $220,000. Due to his reduced time status, Mr. Lee was not allocated any bonus amounts for fiscal 2013.

Stock Option Awards

Determining the Overall Level of Equity Compensation Awards.  We use equity compensation to incentivize a large number of our employees. In fiscal 2012, approximately 100% of all regular, full-time employees received equity based compensation. Our use of equity compensation for our employees is driven by our goal of aligning the long-term interests of our employees with our overall performance and the interests of our stockholders. We view equity awards as essential in hiring and retaining professional talent and in directing the efforts of key employees to maximize long-term total return to stockholders. In granting equity awards, we attempt to attract and retain key employees, while being cognizant of the effects such grants will have on charges to our income statement and on the dilutive impact that such equity compensation will have on our stockholders. Depending on both the performance of our common stock and the hiring environment in our industry, we may grant stock options, RSUs or other awards as deemed appropriate to meet our employment and financial performance objectives. Our overall level of equity awards for fiscal 2013 was made after considering the number of awards granted in prior years, relevant industry data, the number of shares needed for existing employees and for new hires, input from the members of senior management, the number of shares granted in fiscal 2012 and the need to attract and retain employees.

Allocation of Stock Option Awards.  In fiscal 2012, we granted a total of 1,684,001 options and RSUs to all employees which represented 6% of our shares outstanding at September 30, 2012. Of such amount, options and RSUs for a total of 325,000 shares were granted to our executives, representing 19% of all options and RSUs granted in fiscal 2012. Options granted to executives vest over a period of four years. A set formula for allocating options to executives as a group or to any particular executive is not utilized. Instead, the Compensation Committee exercises its judgment and discretion and considers, among other things, the role and responsibility of the executive, competitive factors, the amount of stock based equity compensation already held by the executive, the non-equity compensation received by the executive and the total number of shares to be granted to all participants during the year. The number of shares granted to each named executive for fiscal 2012 is set forth in the Grants of Plan-Based Awards Table. In determining the type of equity awards granted to each named executive officer for fiscal 2013, the Compensation Committee decided to use a combination of option grants and RSUs. In determining the level of equity grants, the Compensation Committee considered the overall factors described above.

Timing of Equity Awards.  The Compensation Committee typically grants equity awards to executives once per year. Such grants are made at a meeting of the Compensation Committee held in the first quarter of the fiscal year. For fiscal 2013, the annual grants were made on November 6, 2012. Grants to new employees are typically made six times per year at Compensation Committee meetings. We do not have any program, plan or practice to time grants in coordination with the release of material non-public information. We do not time, nor do we plan to time, the release of material non-public information for the purposes of affecting the value of executive compensation. Our 2007 Plan provides that the exercise price of stock options be the market closing price of our stock on the grant date.

Executive Equity Ownership.  We encourage our executives to hold an equity interest in ISSI. However, we do not have specific share retention and ownership guidelines for our executives. We do not permit executives to sell short ISSI stock or to engage in transactions in publicly traded options or derivative securities with respect to ISSI stock.

Non-Qualified Deferred Compensation Plan

We have a non-qualified deferred compensation plan. One of our executive officers, Mr. Lee, receives benefits under this plan and any preferential or above-market earnings are included in the column labeled “Change in Pension Value and Non-qualified Deferred Compensation Earnings” in the Summary Compensation Table on page 34.

We have a pension plan covering our Taiwan based employees. During fiscal 2012, one of our executive officers, James Han, received retirement benefits under this plan and such amounts are included in the column labeled “Change in Pension Value and Non-qualified Deferred Compensation Earnings” in the Summary Compensation Table on page 34. Mr. K.Y. Han also participated in this plan prior to fiscal 2011.

Perquisites

While ISSI seeks to offer a level of perquisites sufficient to recruit and retain key executive talent, ISSI believes that setting appropriate levels of base and variable pay are of greater importance to motivating key talent and increasing stockholder return than any package of non-cash perquisites. Since Mr. K.Y. Han and Mr. James Han spend a significant amount of time on ISSI business in both the U.S. and in Taiwan, they each receive a housing allowance, a car allowance and tax equalization payments to compensate them for the costs of maintaining dual residences. Other than such arrangements, there are no significant recurring perquisites granted to executive officers.

Performance Based Compensation and Financial Restatement

To date, we have not considered or implemented a policy regarding retroactive adjustments to any cash or equity based incentive compensation paid to our executives and other employees where such payments were predicated upon the achievement of certain financial results that would subsequently be the subject of a restatement.

Change of Control Considerations

All of our executives are employed at will. Except for the severance program described below, none of our executives have employment agreements, severance payment arrangements or payment arrangements that would be triggered by a merger or other change of control of ISSI.

On February 6, 2009, the Board of Directors and the Compensation Committee approved a severance program for all ISSI employees. Prior to this action, none of ISSI’s executives or employees had any severance arrangements except as required by law in China, Taiwan and certain other non-U.S. countries. The severance program covers all of ISSI’s employees and provides for a severance amount to be paid in a lump sum in the event the employee is terminated without “cause” (as defined in the program) or resigns for “good reason” (as defined in the program) within one year following a “change of control” (as defined in the program) of ISSI (a “triggering event”). The severance amount is equal to one year of base salary and benefits for executive officers, six months of base salary and benefits for non-officer vice presidents and one month of salary plus two weeks of salary for each year of service and benefits for all other employees. The severance program also provides for full acceleration of an employee's equity awards upon the occurrence of a triggering event as to such employee. In addition, immediately prior to a “change of control” (as defined in the program), each participant in the ISSI executive bonus program will receive a pro-rata bonus payment for the portion of the fiscal year ending on the date of the change of control in an amount determined by the Compensation Committee. Prior to the adoption of the severance program, a substantial number of ISSI's employees were and will continue to be eligible to receive severance payments as required by statute in China, Taiwan and certain other non-U.S. countries and any payment to an employee under the severance program will be offset by the amount any such employee receives under a statutory severance program.

Effect of Accounting and Tax Treatment on Compensation Decisions

In the review and establishment of our compensation programs, the Compensation Committee considers the anticipated accounting and tax implications to ISSI and its executives. While the Compensation Committee considers the applicable accounting and tax treatment, these factors alone are not dispositive, and the Compensation Committee also considers the cash and non-cash impact of the programs and whether a program is consistent with ISSI’s overall compensation philosophy and objectives.

Section 162(m) imposes a limit on the amount of compensation that we may deduct in any one year with respect to our chief executive officer and each of the next four most highly compensated executive officers, unless certain criteria are satisfied. Performance-based compensation, as defined in the Internal Revenue Code, is fully deductible if the programs are approved by stockholders and meet other requirements. We believe that grants of stock options under our 2007 Plan qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us to receive a federal income tax deduction in connection with such awards. We do not believe that grants of RSUs under our 2007 Plan that vest solely based on the passage of time qualify as performance based for purposes of satisfying the conditions of Section 162(m). In general, we have determined that we will not seek to limit executive compensation so that it is deductible under Section 162(m). However, from time to time, we monitor whether it might be in our interests to structure our compensation programs to satisfy the requirements of Section 162(m). We seek to maintain flexibility in compensating our executives in a manner designed to promote our corporate goals and therefore the Compensation Committee has not adopted a policy requiring all compensation to be deductible. The Compensation Committee will continue to assess the impact of Section 162(m) on our compensation practices and determine what further action, if any, is appropriate.

ISSI records a charge to its income statement for the estimated value of stock-based awards.

Role of Executives in Executive Compensation Decisions

The Compensation Committee seeks input from our Chief Executive Officer and our Executive Chairman, when discussing the performance of, and compensation levels for executives other than such persons. None of our executives participate in deliberations relating to his own compensation. In particular, the Compensation Committee seeks input from our Chief Executive Officer and Executive Chairman in assessing the performance of individual executive officers, assessing competitive conditions in the market for retaining key employees and establishing ISSI’s business goals and financial objectives which are used by the Compensation Committee in setting compensation levels.

Report of the Compensation Committee of the Board of Directors*

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis section of this proxy statement required by Item 402(b) of Regulation S-K and, based on such review and discussion, the Compensation Committee recommended the inclusion of the Compensation Discussion and Analysis in this proxy statement.

Compensation Committee of the Board of Directors

Keith McDonald
Stephen Pletcher
Bruce A. Wooley

*	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of ISSI under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth all compensation received for services rendered to ISSI and ISSI’s subsidiaries in all capacities during the last three fiscal years by (i) our Executive Chairman of the Board of Directors, (ii) our President and Chief Executive Officer, (iii) our Vice President and Chief Financial Officer, and (iv) the two (2) other executive officers who were serving as executive officers as of the end of fiscal 2012 (such officers are hereinafter collectively referred to as the “Named Executive Officers”):

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)		All Other Compensation ($)	Total ($)
Jimmy S.M Lee Executive Chairman of the Board	2012	200,000	—	280,800	223,855	—	10,331	(5)	—	714,986
	2011	190,385	—	227,100	176,985	—	—		—	594,470
	2010	99,423	—	330,400	137,220	—	—		—	567,043
Scott D. Howarth President and Chief Executive Officer	2012	324,000	—	234,000	268,626	134,400	—		—	961,026
	2011	313,558	—	744,360	212,382	178,304	—		—	1,448,604
	2010	295,817	—	—	186,619	284,000	—		—	766,436
John M. Cobb Vice President and Chief Financial Officer	2012	264,108	—	140,400	156,699	96,000	—		—	657,207
	2011	251,039	—	391,105	123,890	127,360	—		—	893,394
	2010	244,870	—	—	109,776	142,000	—		—	496,646
Kong Yeu Han(4) Vice Chairman	2012	259,135	—	140,400	179,084	105,600	—		27,108	711,327
	2011	259,686	—	391,105	141,588	140,096	—		27,384	959,859
	2010	248,059	—	—	137,220	142,000	257,835	(7)	30,254	815,368
James Han(4) Executive Vice President General Manager, ISSI- Taiwan & SRAM/DRAM Business Division	2012	267,571	—	140,400	179,084	105,600	9,252	(6)	37,732	739,639
	2011	259,510	—	391,105	141,588	140,096	3,960	(6)	38,265	974,524
	2010	248,290	—	—	137,220	142,000	1,257	(6)	36,175	564,942

(1)	Represents the base salary earned by each executive in the corresponding fiscal year.
(2)	Includes bonuses earned for performance in the fiscal year noted even though such amounts are payable in subsequent years. Excludes bonuses paid in the fiscal year noted but earned in prior years. See the “Compensation Discussion and Analysis” section of this proxy statement for further discussion on how bonuses were determined.
(3)	Represents the aggregate grant date fair value of awards made each fiscal year computed in accordance with ASC 718 Compensation — Stock Compensation. For information on the valuation assumptions made with respect to the foregoing option grants, please refer to the assumptions stated in Note 11 “Stock-Based Compensation” to Consolidated Financial Statements in ISSI’s audited financial statements for the fiscal year ended September 30, 2012, included in ISSI’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 14, 2012. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(4)	All other compensation consists of allowances for the cost of maintaining dual residences.
(5)	Such amount is comprised of earnings in excess of 120% of the applicable federal rate.
(6)	Such amount is comprised of change in pension value.
(7)	Such amount is comprised of payment of pension benefits under ICSI pension plan in Taiwan. See “Pension Benefits for Fiscal Year 2012” on page 39 of this proxy statement.

Grants of Plan Based Awards in Fiscal Year 2012

The following table sets forth information concerning grants of plan based awards to each of the Named Executive Officers during the fiscal year ended September 30, 2012.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(1)	Market Price on Grant Date ($/Sh)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)
Jimmy S.M. Lee(3)		—	—	—	—	—	—	—	—
	10/28/11	—	—	—	—	50,000	9.36	9.36	223,855
	10/28/11	—	—	—	30,000	—	—	9.36	280,800
Scott Howarth(4)		—	280,000	339,500	—	—	—	—	—
	10/28/11	—	—	—	—	60,000	9.36	9.36	268,626
	10/28/11	—	—	—	25,000	—	—	9.36	234,000
John M. Cobb(5)		—	200,000	242,500	—	—	—	—	—
	10/28/11	—	—	—	—	35,000	9.36	9.36	156,699
	10/28/11	—	—	—	15,000	—	—	9.36	140,400
Kong Yeu Han(6)		—	220,000	266,750	—	—	—	—	—
	10/28/11	—	—	—	—	40,000	9.36	9.36	179,084
	10/28/11	—	—	—	15,000	—	—	9.36	140,400
James Han(7)		—	220,000	266,750	—	—	—	—	—
	10/28/11	—	—	—	—	40,000	9.36	9.36	179,084
	10/28/11	—	—	—	15,000	—	—	9.36	140,400

(1)	The exercise price of option awards was determined based on the closing price of ISSI’s common stock on the date of grant.
(2)	The grant date fair value is generally the amount we would expense in our financial statements over the award’s service period, but does not include a reduction for forfeitures.
(3)	Mr. Lee did not participate in the executive bonus plan in fiscal 2012 due to his reduced time status. Mr. Lee received equity grants under the 2007 Plan. See the “Compensation Discussion and Analysis” section of this proxy statement for the terms of such award.
(4)	For fiscal 2012, under the executive bonus plan, Mr. Howarth’s performance based bonus target was $280,000 which included $238,000 based on achievement of ISSI performance metrics and $42,000 based on individual performance determined at the discretion of the Compensation Committee. The actual payment to Mr. Howarth pursuant to the executive bonus plan was a total of $134,400, consisting of $92,400 based on the ISSI performance metrics, which was equal to 33% of his target bonus based on such metrics, and $42,000 based on performance as determined by the Compensation Committee, which was equal to 100% of his target discretionary bonus. There was no minimum threshold award set forth in the executive bonus plan. The maximum award under the variable portion of the bonus program which was based on performance for fiscal 2012 was $297,500, or 125% of the target, and the maximum discretionary award for fiscal 2012 for Mr. Howarth was $42,000. Mr. Howarth also received grants under the 2007 Plan. See the “Compensation Discussion and Analysis” section of this proxy statement for the terms of such award.
(5)	For fiscal 2012, under the executive bonus plan, Mr. Cobb’s performance based bonus target was $200,000 which included $170,000 based on achievement of ISSI performance metrics and $30,000 based on individual performance determined at the discretion of the Compensation Committee. The actual payment to Mr. Cobb pursuant to the executive bonus plan was a total of $96,000, consisting of $66,000 based on the ISSI performance metrics, which was equal to 33% of his target bonus based on such metrics, and $30,000 based on performance as determined by the Compensation Committee, which was equal to 100% of his target discretionary bonus. There is no minimum threshold award set forth in the executive bonus plan. The maximum award under the variable portion of the bonus program which was based on performance for fiscal 2012 was $212,500, or 125% of the target, and the maximum discretionary award for fiscal 2012 for Mr. Cobb was $30,000. Mr. Cobb also received grants under the

2007 Plan. See the “Compensation Discussion and Analysis” section of this proxy statement for the terms of such award.
(6)	For fiscal 2012, under the executive bonus plan, Mr. Han’s performance based bonus target was $220,000 which included $187,000 based on achievement of ISSI performance metrics and $33,000 based on individual performance determined at the discretion of the Compensation Committee. The actual payment to Mr. Han pursuant to the executive bonus plan was a total of $105,600 consisting of $72,600 based on the ISSI performance metrics, which was equal to 33% of his target bonus based on such metrics, and $33,000 based on performance as determined by the Compensation Committee, which was equal to 100% of his target discretionary bonus. There is no minimum threshold award set forth in the executive bonus plan. The maximum award under the variable portion of the bonus program which was based on performance for fiscal 2012 was $233,750, or 125% of the target, and the maximum discretionary award for fiscal 2012 for Mr. Han was $33,000. Mr. Han also received grants under the 2007 Plan. See the “Compensation Discussion and Analysis” section of this proxy statement for the terms of such award.
(7)	For fiscal 2012, under the executive bonus plan, Mr. Han’s performance based bonus target was $220,000 which included $187,000 based on achievement of ISSI performance metrics and $33,000 based on individual performance determined at the discretion of the Compensation Committee. The actual payment to Mr. Han pursuant to the executive bonus plan was a total of $105,600 consisting of $72,600 based on the ISSI performance metrics, which was equal to 33% of his target bonus based on such metrics, and $33,000 based on performance as determined by the Compensation Committee, which was equal to 100% of his target discretionary bonus. There is no minimum threshold award set forth in the executive bonus plan. The maximum award under the variable portion of the bonus program which was based on performance for fiscal 2012 was $233,750, or 125% of the target, and the maximum discretionary award for fiscal 2012 for Mr. Han was $33,000. Mr. Han also received grants under the 2007 Plan. See the “Compensation Discussion and Analysis” section of this proxy statement for the terms of such award.

Summary Compensation Table and Grants of Plan-Based Awards Table Discussion

Based on the data stated in the Summary Compensation Table, the level of salary, bonus and non-equity incentive plan compensation in proportion to total compensation ranged from approximately 28% to 55% for the named executive officers in fiscal 2012. See the “Compensation Discussion and Analysis” section of this proxy statement for further discussion of overall compensation and now compensation is determined.

We do not have employment contracts with our named executive officers, nor do we have agreements to pay severance on involuntary termination or retirement except for our severance program as described under “Change of Control Considerations” on page 32 of this proxy statement.

For a discussion of the material terms of the awards listed in the Grants of Plan-Based Awards Table, see the discussion of the equity awards and incentive cash bonuses in the “Compensation Discussion and Analysis” section of this proxy statement.

We have not repriced any stock options or made any material modifications to any equity based awards held by our Named Executive Officers during fiscal 2012.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information concerning outstanding equity awards held by each of the Named Executive Officers as of September 30, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares Or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Jimmy S.M Lee	50,000	—		3.12	1/30/13	—		—
	70,000	—		6.56	12/06/14	—		—
	38,333	1,667	(1)	1.95	11/06/15	—		—
	53,125	21,875	(2)	4.34	11/12/16	—		—
	22,917	27,083	(3)	7.57	11/29/17	—		—
	—	50,000	(4)	9.36	10/28/18	—		—
					11/29/17	22,500	(6)	208,350
					10/28/15	30,000	(7)	277,800
Total	234,375	100,625				52,500		486,150
Scott D. Howarth	50,000	—		6.33	2/21/13	—		—
	25,000	—		5.54	10/12/13	—		—
	25,000	—		6.56	12/06/14	—		—
	10,000	—		6.05	3/31/15	—		—
	48,875	2,125	(1)	1.95	11/06/15	—		—
	36,125	14,875	(2)	4.34	11/12/16	—		—
	27,500	32,500	(3)	7.57	11/29/17	—		—
	—	60,000	(4)	9.36	10/28/18	—		—
					11/4/17	37,814	(5)	350,158
					11/29/17	18,750	(6)	173,625
					10/28/15	25,000	(7)	231,500
Total	222,500	109,500				81,564		755,283
John M. Cobb	60,000	—		5.86	6/10/15	—		—
	57,500	2,500	(1)	1.95	11/06/15	—		—
	42,500	17,500	(2)	4.34	11/12/16	—		—
	16,042	18,958	(3)	7.57	11/29/17	—		—
	—	35,000	(4)	9.36	10/28/18	—		—
					11/4/17	18,907	(5)	175,079
					11/29/17	11,250	(6)	104,175
					10/28/15	15,000	(7)	138,900
Total	176,042	73,958				45,157		418,154
Kong Yeu Han	100,000	—		7.29	6/27/15	—		—
	50,000	—		5.54	10/12/13	—		—
	50,000	—		6.56	12/06/14	—		—
	57,500	2,500	(1)	1.95	11/06/15	—		—
	53,125	21,875	(2)	4.34	11/12/16	—		—
	18,333	21,667	(3)	7.57	11/29/17	—		—
	—	40,000	(4)	9.36	10/28/18	—		—
					11/4/17	18,907	(5)	175,079
					11/29/17	11,250	(6)	104,175
					10/28/15	15,000	(7)	138,900
Total	328,958	86,042				45,157		418,154

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares Or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
James Han	100,000	—		7.29	6/27/15	—		—
	50,000	—		5.54	10/12/13	—		—
	50,000	—		6.56	12/06/14	—		—
	57,500	2,500	(1)	1.95	11/06/15	—		—
	53,125	21,875	(2)	4.34	11/12/16	—		—
	18,333	21,667	(3)	7.57	11/29/17	—		—
	—	40,000	(4)	9.36	10/28/18	—		—
					11/4/17	18,907	(5)	175,079
					11/29/17	11,250	(6)	104,175
					10/28/15	15,000	(7)	138,900
Total	328,958	86,042				45,157		418,154

(1)	Options granted on November 6, 2008 are exercisable 25% beginning November 6, 2009 and then in 1/48 increments monthly.
(2)	Options granted on November 12, 2009 are exercisable 25% beginning November 12, 2010 and then in 1/48 increments monthly.
(3)	Options granted on November 29, 2010 are exercisable 25% beginning November 29, 2011 and then in 1/48 increments monthly.
(4)	Options granted on October 28, 2011 are exercisable 25% beginning October 28, 2012 and then in 1/48 increments monthly.
(5)	RSUs granted on November 4, 2010 vest 50% on November 4, 2011 and 50% on November 23, 2012.
(6)	RSUs granted on November 29, 2010 vest 25% on each of November 29, 2011, 2012, 2013 and 2014.
(7)	RSUs granted on October 28, 2011 vest 25% on each of October 28, 2012, 2013, 2014 and 2015.

Option Exercises and Stock Vested for Fiscal Year 2012

The following table sets forth the options exercised and the RSUs vested for each of our Named Executive Officers in fiscal year 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jimmy S.M. Lee	186,788	405,488	27,500	263,925
Scott D. Howarth	—	—	44,064	414,414
John M. Cobb	—	—	22,657	212,801
Kong Yeu Han	20,000	84,198	22,657	212,801
James Han	20,000	64,808	22,657	212,801

Pension Benefits for Fiscal Year 2012

The following table sets forth the estimated present value of accumulated pension benefits for the listed officers.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Jimmy S.M. Lee	—	—	—	—
Scott D. Howarth	—	—	—	—
John M. Cobb	—	—	—	—
Kong Yeu Han	—	—	—
James Han	ICSI Pension Plan	7	159,839	—

(1)	The change in the present value of accumulated benefit is reflected in the listed officer’s balance reported in the Non-Qualified Deferred Compensation table.

In connection with our acquisition of ICSI during 2005, we assumed pension plans covering substantially all of ICSI’s Taiwan based employees. The pension plans are based on the Labor Standards Law, a defined benefit plan (the “Benefit Plan”) and the Labor Pension Act, a defined contribution plan. Under the Labor Standards Law of the R.O.C., the Benefit Plan provides for a lump sum payment upon retirement based on years of service and the employee’s compensation during the last six months of employment. In accordance with the Labor Standards Law, ICSI makes monthly contributions equal to 2% of its wages and salaries. The fund is administered by the Employees’ Retirement Fund Committee and is registered in this committee’s name.

The following table sets forth the non-qualified deferred compensation for each of our Named Executive Officers during fiscal year 2012.

Non-Qualified Deferred Compensation
Name	Executive Contributions in Last Fiscal Year ($)	ISSI Contributions In Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(2)
Jimmy S.M. Lee	—	—	37,502	—	905,351
Scott D. Howarth	—	—	—	—	—
John M. Cobb	—	—	—	—	—
Kong Yeu Han	—	—	—	—	—
James Han	—	—	—	—	—

(1)	Earnings were based upon prime plus 1%. Preferential or above market earnings of $10,331 included in this column are included in the Summary Compensation Table.
(2)	These amounts were included in the Summary Compensation Tables for prior fiscal years to the extent required by SEC rules.

Our non-qualified deferred compensation plan allows eligible employees, including executive officers, to defer up to 100% of their salary and 100% of their bonus. No employee contributions have been made to the plan since fiscal 1998. The participant may elect the distribution as a lump sum or annual installments over two, three or five years. Participants may make a hardship withdrawal under certain circumstances.

Equity Compensation Plan Information

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information about our common stock that, as of September 30, 2012, may be issued upon the exercise of options and rights under the following existing equity compensation plans (which are all of our equity compensation plans as of September 30, 2012):

	Equity Compensation Plan Information		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Plan Category	Number of securities issuable upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)
Equity compensation plans approved by security holders	5,046,803	$6.50	2,224,668	(1)
Equity compensation plans not approved by security holders	753,021	$8.73	—
Total	5,799,824	$6.81	2,224,668

(1)	The number of shares includes 817,832 shares of common stock reserved for future issuance under the Company’s 1995 Employee Stock Purchase Plan. This plan was approved by stockholders effective February 1995 and was amended by the stockholders on February 6, 2002, on February 27, 2004, on February 4, 2005 and on February 6, 2009.

Equity Compensation Plan not Approved by Security Holders

At September 30, 2012, our 1996 Stock Option Plan had not been approved by our stockholders. On October 18, 1996, our Board of Directors approved the 1996 Stock Option Plan that provided for the grant of non-statutory stock options to non-executive employees and consultants. At September 30, 2012, no shares of our common stock remained available for future issuance under this plan and options to purchase 213,521 shares of our common stock were outstanding with a weighted average exercise price of $6.39 and grant prices ranging from $2.35 to $7.09. Generally, the stock options vest ratably over a four (4) year period. The options expire upon the earlier of seven (7) years from the date of grant (ten (10) years for grants prior to October 1, 2005) or thirty (30) days following termination of employment or consultancy, unless specified otherwise in the option agreement. In the event of certain changes in control of ISSI, the 1996 Stock Option Plan requires that each outstanding option be assumed or an equivalent option substituted by the successor corporation. However, if such successor refuses to assume the then outstanding options, the 1996 Stock Option Plan provides for the full acceleration of the exercisability of all outstanding options. Our 2007 Plan approved at our 2007 annual meeting of stockholders replaced our 1996 Stock Option Plan with respect to future option grants.

On February 21, 2006, we entered into a Stand-Alone Stock Option Agreement (the “Option”) with Scott Howarth, our Chief Financial Officer. The Option is a non-qualified stock option to purchase 100,000 shares of our common stock and has the following terms: (i) an exercise price equal to $6.33 per share which was the fair market value of our common stock on the grant date of February 21, 2006, (ii) a term of 7 years from the date of grant, and (iii) vesting as to 12.5% of the shares on the six (6) month anniversary of his employment start date, and as to  1/48th of the total shares each month thereafter until the option is fully vested. The Option was granted without stockholder approval pursuant to Nasdaq Marketplace Rule 4350(i)(1)(A)(iv).

On July 26, 2012, our board of directors authorized and approved the 2012 Inducement Option Plan (the “Inducement Plan”) which was adopted and approved by the our compensation committee on September 17, 2012. The purpose of the Inducement Plan was to provide awards of stock options to persons employed by Chingis as a material inducement to such individuals entering into employment with the ISSI or its subsidiaries upon the acquisition of Chingis by us. In this regard, on September 17, 2012, we made stock option grants under the Inducement Plan for an aggregate of 439,500 shares of the Company's common stock. The grants under the Inducement Plan were non-qualified stock options to purchase shares of our common stock and have the following terms: (i) an exercise price equal to $10.42 per share which was the fair market value of the our common stock on the grant date of September 17, 2012, (ii) a term of 7 years from the date of grant, and (iii) vesting as to 12.5% of the shares on the six (6) month anniversary of the employment start date, and as to  1/48th of the total shares each month thereafter until the option is fully vested subject to continued employment with the Company.

PROPOSAL FOUR

APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s rules (commonly referred to as a “Say-on-Pay”).

As described under the heading “Executive Compensation — Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our Named Executive Officers, who are critical to our success. We believe that the various elements of our executive compensation program work together to promote our goal of ensuring that total compensation should be related to both ISSI’s performance and individual performance.

Stockholders are urged to read the “Compensation Discussion and Analysis” section of this proxy statement, beginning on page 27, which discusses how our executive compensation policies implement our compensation philosophy, and the “Compensation of Executive Officers” section of this proxy statement, which contains tabular information and narrative discussion about the compensation of our Named Executive Officers, for additional details about our executive compensation programs, including information about fiscal 2012 compensation of our Named Executive Officers. The Compensation Committee and the ISSI Board of Directors believe that these policies are effective in implementing our compensation philosophy and in achieving its goals.

We are asking our stockholders to indicate their support for our executive compensation as described in this proxy statement. This Say-on-Pay proposal gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our stockholders to approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and the other related tables and disclosure.

The Say-on-Pay vote is advisory, and therefore not binding on ISSI, the Compensation Committee or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Vote Required; Recommendation of Board of Directors

The affirmative vote of a majority of the Votes Cast on this proposal at the Annual Meeting is required to approve the ISSI’s executive compensation program. Abstentions will have the same effect as a vote against this proposal.

ISSI’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE APPROVAL OF ISSI’S EXECUTIVE COMPENSATION PROGRAM, AS DESCRIBED IN THE “COMPENSATION DISCUSSION AND ANALYSIS” AND “COMPENSATION OF EXECUTIVE OFFICERS” SECTIONS OF THIS PROXY STATEMENT.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) and related rules under the Exchange Act require our directors, executive officers and stockholders holding more than 10% of our common stock to file reports of holdings and transactions in ISSI stock with the SEC and to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of filings under Section 16(a) of the Exchange Act received by us during fiscal 2012, or written representations from certain reporting persons, we believe that during fiscal 2012, all Section 16 filing requirements were met except that Mr. Lee, an executive officer and director, filed one (1) late Form 4 with respect to a total of one (1) transaction.

CERTAIN TRANSACTIONS

We have entered into indemnification agreements with our officers and directors containing provisions that may require us, among other thing, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Pursuant to the charter of the Audit Committee of our Board of Directors, the Audit Committee reviews and approves all related party transactions as required by applicable laws and Nasdaq and SEC rules and regulations.

CODE OF BUSINESS CONDUCT AND ETHICS

In January 2004, we adopted a Code of Business Conduct and Ethics that applies to all directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The full text of the Code of Business Conduct and Ethics is published on our website at www.issi.com. We intend to disclose future amendments to certain provisions of the Code of Business Conduct and Ethics, or waivers of such provisions granted to executive officers, on our website within four business days following the date of such amendment or waiver.

OTHER MATTERS

We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as our Board of Directors may recommend.

THE BOARD OF DIRECTORS

San Jose, California
January 8, 2013

Exhibit A

INTEGRATED SILICON SOLUTION, INC.
LIST OF PEER GROUP COMPANIES
FOR EXECUTIVE COMPENSATION PURPOSES

ANADIGICS, Inc.
Applied Micro Circuits Corporation
DSP Group, Inc.
Entropic Communications, Inc.
Exar Corporation
GSI Technology, Inc.
Ikanos Communications, Inc.
Inphi Corporation
IXYS Corporation
Lattice Semiconductor Corporation
Micrel, Inc.
Mindspeed Technologies, Inc.
Monolithic Power Systems, Inc.
Pericom Semiconductor Corporation
Power Integrations, Inc.
Sigma Designs, Inc.
Silicon Image, Inc.
Volterra Semiconductor Corporation

APPENDIX A

INTEGRATED SILICON SOLUTION, INC.

2007 INCENTIVE COMPENSATION PLAN
(Amended and Restated as approved by the Board on June 9, 2011 and by the stockholders on July 20, 2011)
(As further amended by the Board on December 5, 2012, subject to stockholder approval)

ARTICLE ONE

GENERAL PROVISIONS

I. PURPOSE OF THE PLAN

This 2007 Incentive Compensation Plan is intended to promote the interests of Integrated Silicon Solution, Inc., a Delaware corporation, by providing eligible persons in the Corporation’s service with the opportunity to participate in one or more cash or equity incentive compensation programs designed to encourage them to continue their service relationship with the Corporation.

Capitalized terms shall have the meanings assigned to such terms in the attached Appendix.

II. STRUCTURE OF THE PLAN

A. The Plan shall be divided into a series of separate incentive compensation programs:

•	the Discretionary Grant Program under which eligible persons may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock or stock appreciation rights tied to the value of such Common Stock,
•	the Stock Issuance Program under which eligible persons may, at the discretion of the Plan Administrator, be issued shares of Common Stock pursuant to restricted stock awards, restricted stock units, performance shares or other stock-based awards which vest upon the completion of a designated service period or the attainment of pre-established performance milestones, or such shares of Common Stock may be issued through direct purchase or as a bonus for services rendered the Corporation (or any Parent or Subsidiary),
•	the Incentive Bonus Program under which eligible persons may, at the discretion of the Plan Administrator, be provided with incentive bonus opportunities through performance unit awards and special cash incentive programs tied to the attainment of pre-established performance milestones, and
•	the Automatic Grant Program under which eligible non-employee Board members will automatically receive equity awards at designated intervals over their period of continued Board service.

B. The provisions of Articles One and Six shall apply to all incentive compensation programs under the Plan and shall govern the interests of all persons under the Plan.

III. ADMINISTRATION OF THE PLAN

A. The Compensation Committee (either acting directly or through a subcommittee of two or more members of the Compensation Committee) shall have sole and exclusive authority to administer the Discretionary Grant, Stock Issuance and Incentive Bonus Programs with respect to Section 16 Insiders. Administration of the Discretionary Grant, Stock Issuance and Incentive Bonus Programs with respect to all other persons eligible to participate in those programs may, at the Board’s discretion, be vested in the Compensation Committee or a Secondary Committee, or the Board may retain the power to administer those programs with respect to such persons; provided, however, that to the extent that Awards are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a committee of two (2) or more “outside directors” within the meaning of Section 162(m) of the Code. However, any Awards for members of the Compensation Committee (other than pursuant to the Automatic Grant Program) must be authorized by a disinterested majority of the Board.

B. Members of the Compensation Committee or any Secondary Committee shall serve for such period of time as the Board may determine and may be removed by the Board at any time. The Board may also at any time terminate the functions of any Secondary Committee and reassume all powers and authority previously delegated to such committee.

C. Each Plan Administrator shall, within the scope of its administrative functions under the Plan, have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Discretionary Grant, Stock Issuance and Incentive Bonus Programs and to make such determinations under, and issue such interpretations of, the provisions of those programs and any outstanding Awards thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator within the scope of its administrative functions under the Plan shall be final and binding on all parties who have an interest in the Discretionary Grant, Stock Issuance and Incentive Bonus Programs under its jurisdiction or any Award thereunder.

D. Service as a Plan Administrator by Board members on the Compensation Committee or the Secondary Committee shall constitute service as Board members, and Board members of each such committee shall accordingly be entitled to full indemnification and reimbursement as Board members for their service on such committee. No member of the Compensation Committee or the Secondary Committee shall be liable for any act or omission made in good faith with respect to the Plan or any Award thereunder.

E. Administration of the Automatic Grant Program shall be self-executing in accordance with the terms of that program, and no Plan Administrator shall exercise any discretionary functions with respect to any Awards made under that program, except that Board or the Compensation Committee in its discretion may change and otherwise revise the terms and/or types of Awards granted thereunder, including, without limitation, the number of shares and exercise prices thereof, for Awards granted on or after the date the Plan Administrator determines to make any such change or revision; provided however, that the exercise price per share for each option granted under the Automatic Grant Program shall be equal to one hundred percent (100%) of the Fair Market Value per share of Common Stock on the option grant date and each option granted under the Automatic Grant Program shall have a term of seven (7) years measured from the grant date, subject to earlier termination following the Optionee’s cessation of Service.

IV. ELIGIBILITY

A. The persons eligible to participate in the Plan are as follows:

(i) Employees,

(ii) non-employee members of the Board or the board of directors of any Parent or Subsidiary, and

(iii) consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).

B. The Plan Administrator shall have full authority to determine, (i) with respect to Awards made under the Discretionary Grant Program, which eligible persons are to receive such Awards, the time or times when those Awards are to be made, the number of shares to be covered by each such Award, the time or times when the Award is to become exercisable, the maximum term for which such Award is to remain outstanding and the status of a granted option as either an Incentive Option or a Non-Statutory Option; (ii) with respect to Awards under the Stock Issuance Program, which eligible persons are to receive such Awards, the time or times when the Awards are to be made, the number of shares subject to each such Award, the vesting and issuance schedules applicable to the shares which are the subject of such Award, the cash consideration (if any) payable for those shares and the form (cash or shares of Common Stock) in which the Award is to be settled; and (iii) with respect to Awards under the Incentive Bonus Program, which eligible persons are to receive such Awards, the time or times when the Awards are to be made, the performance objectives for each such Award, the amounts payable at designated levels of attained performance, any applicable service vesting requirements, the payout schedule for each such Award and the form (cash or shares of Common Stock) in which the Award is to be settled.

C. The Plan Administrator shall have the absolute discretion to grant options or stock appreciation rights in accordance with the Discretionary Grant Program, to effect stock issuances and other stock-based awards in accordance with the Stock Issuance Program and to grant incentive bonus awards in accordance with the Incentive Bonus Program.

D. The individuals who shall be eligible to participate in the Automatic Grant Program (the “Eligible Directors”) shall be limited to (i) those individuals who first become non-employee Board members on or after the Plan Effective Date, whether through appointment by the Board or election by the Corporation’s stockholders, and (ii) those individuals who continue to serve as non-employee Board members on or after the Plan Effective Date. A non-employee Board member who has been in the employ of the Corporation (or any Parent or Subsidiary) at any time during the twelve (12)-month period preceding the date he or she first becomes a non-employee Board member shall not be considered Eligible Director for purposes of receiving a grant under the Automatic Grant Program at the time he or she first becomes a non-employee Board member, but may subsequently qualify as an Eligible Director for purposes of the annual grants made to continuing Eligible Directors under the Automatic Grant Program.

V. STOCK SUBJECT TO THE PLAN

A. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Corporation on the open market. The number of shares of Common Stock reserved for issuance over the term of the Plan shall be (a) 3,000,000 shares, which is approximately the number of shares which remain unallocated and available for issuance under the Predecessor Plans on the Plan Effective Date, plus (b) an additional 2,000,000 shares effective June 9, 2011 plus (c) an additional 2,000,000 shares effective December 5, 2012. Beginning on July 20, 2011, no more than 263,100 shares of Common Stock available under the Plan may be issued as Awards other than options or stock appreciation rights.

B. The Plan shall serve as the successor to the Predecessor Plans, and no further stock option grants or unvested share awards shall be made under the Predecessor Plans after the Plan Effective Date. However, all option grants and unvested share awards outstanding under the Predecessor Plans on the Plan Effective Date shall continue in full force and effect in accordance with their terms, and no provision of this Plan shall be deemed to affect or otherwise modify the rights or obligations of the holders of those awards with respect to their acquisition of shares of Common Stock thereunder. To the extent any options outstanding under the Predecessor Plans on the Plan Effective Date expire or terminate unexercised or any unvested shares outstanding under the Predecessor Plans on the Plan Effective Date are forfeited or repurchased by the Corporation, the number of shares of Common Stock subject to those expired or terminated options at the time of expiration or termination and the number of such forfeited or repurchased shares shall be added to the share reserve under this Plan and shall accordingly be available for issuance hereunder, up to a maximum of an additional 4,000,000 shares.

C. Shares of Common Stock subject to outstanding Awards made under the Plan shall be available for subsequent issuance under the Plan to the extent those Awards expire or terminate for any reason prior to the issuance of the shares of Common Stock subject to those Awards. Unvested shares issued under the Plan and subsequently forfeited or repurchased by the Corporation pursuant to the Corporation’s repurchase rights under the Plan shall be added back to the number of shares of Common Stock reserved for issuance under the Plan and shall accordingly be available for subsequent reissuance. Should the exercise price of an option under the Plan be paid with shares of Common Stock, then the authorized reserve of Common Stock under the Plan shall be reduced by the gross number of shares for which that option is exercised, and not by the net number of shares issued under the exercised stock option. Upon the exercise of any stock appreciation right under the Plan, the share reserve shall be reduced by the gross number of shares as to which such right is exercised, and not by the net number of shares actually issued by the Corporation upon such exercise. If shares of Common Stock otherwise issuable under the Plan are withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with the issuance, vesting or exercise of an Award or the issuance of Common Stock thereunder, then the number of shares of Common Stock available for issuance under the Plan shall be reduced on the basis of the gross number of shares issued, vested or exercised under such Award, calculated in each instance prior to any such share withholding. Shares of Common Stock granted on or after

July 20, 2011 pursuant to Awards other than options or stock appreciation rights that become available for subsequent issuance under the Plan pursuant to this Section V.C will be available for issuance without regard to the 263,100 share grant limitation in Section V.A.

D. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, or should the value of outstanding shares of Company Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation or other reorganization, then equitable adjustments shall be made by the Board or Compensation Committee to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number and/or class of securities by which the share reserve under the Plan may increase by reason of the expiration or termination of unexercised options or the forfeiture or repurchase of unvested shares under the Predecessor Plans, (iii) the maximum number and/or class of securities for which any one person may be granted Common Stock-denominated Awards under the Plan per calendar year, (iv) the number and/or class of securities and the exercise or base price per share in effect under each outstanding Award under the Discretionary Grant Program, (v) the number and/or class of securities subject to each outstanding Award under the Stock Issuance Program and the cash consideration (if any) payable per share, (vi) the number and/or class of securities subject to each outstanding Award under the Automatic Grant Program and the exercise price per share in effect for each outstanding option grant under such program, (vii) the maximum number and/or class of securities for which stock option grants and restricted stock unit awards may subsequently be made under the Automatic Grant Program to new and continuing non-employee Board members, (viii) the number and/or class of securities subject to each outstanding Award under the Incentive Bonus Program denominated in shares of Common Stock, (ix) the maximum number of shares that may be granted pursuant to Awards other than options or stock appreciation rights beginning July 20, 2011 and (x) the number and/or class of securities subject to the Corporation’s outstanding repurchase rights under the Plan and the repurchase price payable per share. The adjustments shall be made in such manner in order to prevent the dilution or enlargement of benefits under the Plan and the outstanding Awards thereunder, and such adjustments shall be final, binding and conclusive. In the event of a Change in Control, however, the adjustments (if any) shall be made solely in accordance with the applicable provisions of the Plan governing Change in Control transactions.

E. Outstanding Awards granted pursuant to the Plan shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

ARTICLE TWO

DISCRETIONARY GRANT PROGRAM

I. OPTION TERMS

Each option shall be evidenced by an Award Agreement in the form approved by the Plan Administrator; provided, however, that each Award Agreement shall comply with the terms specified below. Each Award Agreement evidencing an Incentive Option shall, in addition, be subject to the provisions of the Plan applicable to such options. The Plan Administrator will have complete discretion to determine the number of shares of Common Stock subject to Options granted to any Optionee, provided that during any calendar year, no Optionee will be granted options covering more than 1,000,000 shares of Common Stock.

A. Exercise Price.

1. The exercise price per share shall be fixed by the Plan Administrator; provided, however, that such exercise price shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the grant date.

2. The exercise price shall become immediately due upon exercise of the option and shall, subject to the provisions of the documents evidencing the option, be payable in one or more of the forms specified by the Plan Administrator, including without limitation, by one of the following forms of consideration:

(i) cash or check made payable to the Corporation,

(ii) shares of Common Stock (whether delivered in the form of actual stock certificates or through attestation of ownership) held for the requisite period (if any) necessary to avoid any resulting charge to the Corporation’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date, or

(iii) to the extent the option is exercised for vested shares, through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide instructions to (a) a brokerage firm (reasonably satisfactory to the Corporation for purposes of administering such procedure in compliance with the Corporation’s pre-clearance/pre-notification policies) to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable income and employment taxes required to be withheld by the Corporation by reason of such exercise and (b) the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm on such settlement date in order to complete the sale.

Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

B. Exercise and Term of Options.

1. Each option shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the documents evidencing the option. However, no option granted prior to July 20, 2011 shall have a term in excess of ten (10) years measured from the option grant date and no option granted on or after July 20, 2011 shall have a term in excess of seven (7) years measured from the option grant date.

2. The Plan Administrator shall also have the discretionary authority, consistent with Code Section 162(m), to structure one or more Awards under the Discretionary Grant Program so that those Awards shall vest and become exercisable only after the achievement of pre-established corporate performance objectives based on one or more Performance Goals and measured over the performance period specified by the Plan Administrator at the time of the Award.

C. Effect of Termination of Service.

1. The following provisions shall govern the exercise of any options granted pursuant to the Discretionary Grant Program that are outstanding at the time of the Optionee’s cessation of Service or death:

(i) Any option outstanding at the time of the Optionee’s cessation of Service for any reason shall remain exercisable for such period of time thereafter as shall be determined by the Plan Administrator and set forth in the Award Agreement, but no such option shall be exercisable after the expiration of the option term.

(ii) Any option held by the Optionee at the time of the Optionee’s death and exercisable in whole or in part at that time may be subsequently exercised by the personal representative of the Optionee’s estate or by the person or persons to whom the option is transferred pursuant to the Optionee’s will or the laws of inheritance or by the Optionee’s designated beneficiary or beneficiaries of that option.

(iii) Should the Optionee’s Service be terminated for Misconduct or should the Optionee otherwise engage in Misconduct while holding one or more outstanding options granted under this Article Two, then all of those options shall terminate immediately and cease to be outstanding.

(iv) During the applicable post-Service exercise period, the option may not be exercised for more than the number of vested shares for which the option is at the time exercisable; provided, however, that one or more options under the Discretionary Grant Program may be structured so that those options continue to vest in whole or part during the applicable post-Service exercise period.

Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any shares for which the option has not been exercised.

2. The Plan Administrator shall have complete discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to:

(i) extend the period of time for which the option is to remain exercisable following the Optionee’s cessation of Service from the limited exercise period otherwise in effect for that option to such greater period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration date of the option term,

(ii) include an automatic extension provision whereby the specified post-Service exercise period in effect for any option granted under this Article Two shall automatically be extended by an additional period of time equal in duration to any interval within the specified post-Service exercise period during which the exercise of that option or the immediate sale of the shares acquired under such option could not be effected in compliance with applicable federal and state securities laws, but in no event shall such an extension result in the continuation of such option beyond the expiration date of the term of that option, and/or

(iii) permit the option to be exercised, during the applicable post-Service exercise period, not only with respect to the number of vested shares of Common Stock for which such option is exercisable at the time of the Optionee’s cessation of Service but also with respect to one or more additional installments in which the Optionee would have vested had the Optionee continued in Service.

D. Stockholder Rights.  The holder of an option shall have no stockholder rights with respect to the shares subject to the option until such person shall have exercised the option, paid the exercise price and become a holder of record of the purchased shares.

E. Repurchase Rights.  The Plan Administrator shall have the discretion to grant options which are exercisable for unvested shares of Common Stock. Should the Optionee cease Service while such shares are unvested, the Corporation shall have the right to repurchase any or all of those unvested shares on such terms as the Plan Administrator determines at the time of grant, including, without limitation, when such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares).

F. Transferability of Options.  The transferability of options granted under the Plan shall be governed by the following provisions:

(i) Incentive Options:  During the lifetime of the Optionee, Incentive Options shall be exercisable only by the Optionee and shall not be assignable or transferable other than by will or the laws of inheritance following the Optionee’s death.

(ii) Non-Statutory Options.  Non-Statutory Options shall be subject to the same limitation on transfer as Incentive Options, except that the Plan Administrator may structure one or more Non- Statutory Options so that the option may be assigned in whole or in part during the Optionee’s lifetime to one or more Family Members of the Optionee or to a trust established exclusively for the Optionee and/or such Family Members, to the extent such assignment is in connection with the Optionee’s estate plan or pursuant to a domestic relations order. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate.

(iii) Beneficiary Designations.  Notwithstanding the foregoing, the Optionee may designate one or more persons as the beneficiary or beneficiaries of his or her outstanding options under this Article Two (whether Incentive Options or Non-Statutory Options), and those options shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee’s death while holding those options. Such beneficiary or beneficiaries shall take the transferred options subject to all the terms and conditions of the applicable agreement evidencing each such transferred option, including (without limitation) the limited time period during which the option may be exercised following the Optionee’s death.

II. INCENTIVE OPTIONS

The terms specified below shall be applicable to all Incentive Options. Except as modified by the provisions of this Section II, all the provisions of Articles One, Two and Six shall be applicable to Incentive Options. Options which are specifically designated as Non-Statutory Options when issued under the Plan shall not be subject to the terms of this Section II.

A. Eligibility.  Incentive Options may only be granted to Employees.

B. Dollar Limitation.  The aggregate Fair Market Value of the shares of Common Stock (determined as of the respective date or dates of grant) for which one or more options granted to any Employee under the Plan (or any other option plan of the Corporation or any Parent or Subsidiary) may for the first time become exercisable as Incentive Options during any one calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000).

To the extent the Employee holds two (2) or more such options which become exercisable for the first time in the same calendar year, then for purposes of the foregoing limitations on the exercisability of those options as Incentive Options, such options shall be deemed to become first exercisable in that calendar year on the basis of the chronological order in which they were granted, except to the extent otherwise provided under applicable law or regulation.

C. 10% Stockholder.  If any Employee to whom an Incentive Option is granted is a 10% Stockholder, then the exercise price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the option grant date, and the option term shall not exceed five (5) years measured from the option grant date.

III. STOCK APPRECIATION RIGHTS

A. Authority.  The Plan Administrator shall have full power and authority, exercisable in its sole discretion, to grant stock appreciation rights in accordance with this Section III to selected Optionees or other individuals eligible to receive option grants under the Discretionary Grant Program. The Plan Administrator will have complete discretion to determine the number of stock appreciation rights granted to any Optionee, provided that during any calendar year, no Optionee will be granted stock appreciation rights covering more than 1,000,000 Shares.

B. Types.  Two types of stock appreciation rights shall be authorized for issuance under this Section III: (i) tandem stock appreciation rights (“Tandem Rights”) and (ii) stand-alone stock appreciation rights (“Stand-alone Rights”).

C. Exercise Price.  The exercise price per share of Tandem Rights and Stand-alone Rights shall be fixed by the Plan Administrator; provided, however, that such exercise price shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the grant date.

D. Tandem Rights.  The following terms and conditions shall govern the grant and exercise of Tandem Rights.

1. One or more Optionees may be granted a Tandem Right, exercisable upon such terms and conditions as the Plan Administrator may establish, to elect between the exercise of the underlying option for shares of Common Stock or the surrender of that option in exchange for a distribution from the Corporation in an amount equal to the excess of (i) the Fair Market Value (on the option surrender date) of the number of shares in which the Optionee is at the time vested under the surrendered option (or surrendered portion thereof) over (ii) the aggregate exercise price payable for such vested shares. No Tandem Right granted on or after July 20, 2011 shall have a maximum term in excess of seven (7) years measured from the grant date.

2. Any distribution to which the Optionee becomes entitled upon the exercise of a Tandem Right may be made in (i) shares of Common Stock valued at Fair Market Value on the option surrender date, (ii) cash or (iii) a combination of cash and shares of Common Stock, as specified in the applicable Award Agreement.

E. Stand-Alone Rights.  The following terms and conditions shall govern the grant and exercise of Stand-alone Rights:

1. One or more individuals eligible to participate in the Discretionary Grant Program may be granted a Stand-alone Right not tied to any underlying option under this Discretionary Grant Program. The Stand-alone Right shall relate to a specified number of shares of Common Stock and shall be exercisable upon such terms and conditions as the Plan Administrator may establish. However, no Stand-alone Right granted prior to July 20, 2011 shall have a maximum term in excess of ten (10) years measured from the grant date and no Stand-alone Right granted on or after July 20, 2011 shall have a term in excess of seven (7) years measured from the grant date. The provisions and limitations of Paragraph B.2 of Section I of this Article Two shall also be applicable to any Stand-Alone Right awarded under the Plan.

2. Upon exercise of the Stand-alone Right, the holder shall be entitled to receive a distribution from the Corporation in an amount equal to the excess of (i) the aggregate Fair Market Value (on the exercise date) of the shares of Common Stock as to which such right is exercised over (ii) the aggregate base price in effect for those shares.

3. The number of shares of Common Stock underlying each Stand-alone Right and the base price in effect for those shares shall be determined by the Plan Administrator in its sole discretion at the time the Stand-alone Right is granted. In no event, however, may the base price per share be less than the Fair Market Value per underlying share of Common Stock on the grant date.

4. Stand-alone Rights shall be subject to the same transferability restrictions applicable to Non-Statutory Options and may not be transferred during the holder’s lifetime, except if such assignment is in connection with the holder’s estate plan and is to one or more Family Members of the holder or to a trust established for the holder and/or one or more such Family Members or pursuant to a domestic relations order covering the Stand-alone Right as marital property. In addition, one or more beneficiaries may be designated for an outstanding Stand-alone Right in accordance with substantially the same terms and provisions as set forth in Section I.F of this Article Two.

5. The distribution with respect to an exercised Stand-alone Right may be made in (i) shares of Common Stock valued at Fair Market Value on the exercise date, (ii) cash or (iii) a combination of cash and shares of Common Stock, as specified in the applicable Award Agreement.

6. The holder of a Stand-alone Right shall have no stockholder rights with respect to the shares subject to the Stand-alone Right unless and until such person shall have exercised the Stand-alone Right and become a holder of record of the shares of Common Stock issued upon the exercise of such Stand-alone Right.

F. Post-Service Exercise.  The provisions governing the exercise of Tandem and Stand-alone Rights following the cessation of the recipient’s Service shall be substantially the same as those set forth in Section I.C of this Article Two for the options granted under the Discretionary Grant Program, and the Plan Administrator’s discretionary authority under Section I.C.2 of this Article Two shall also extend to any outstanding Tandem or Stand-alone Appreciation Rights.

IV. CHANGE IN CONTROL

A. In the event of an actual Change in Control transaction, each outstanding Award under the Discretionary Grant Program shall automatically accelerate so that each such Award shall, immediately prior to the effective date of that Change in Control, become exercisable as to all the shares of Common Stock at the time subject to such Award and may be exercised as to any or all of those shares as fully vested shares of Common Stock. However, an outstanding Award under the Discretionary Grant Program shall not become exercisable on such an accelerated basis if and to the extent: (i) such Award is to be assumed by the successor corporation (or parent thereof) or is otherwise to continue in full force and effect pursuant to the terms of the

Change in Control transaction or (ii) such Award is to be replaced with a cash retention program of the successor corporation which preserves the spread existing at the time of the Change in Control on any shares as to which the Award is not otherwise at that time exercisable and provides for subsequent payout of that spread in accordance with the same (or more favorable) exercise/vesting schedule in effect for that Award or (iii) the acceleration of such Award is subject to other limitations imposed by the Plan Administrator.

B. All outstanding repurchase rights under the Discretionary Grant Program shall automatically terminate, and the shares of Common Stock subject to those terminated rights shall immediately vest in full, immediately prior to the effective date of an actual Change in Control transaction, except to the extent: (i) those repurchase rights are to be assigned to the successor corporation (or parent thereof) or are otherwise to continue in full force and effect pursuant to the terms of the Change in Control transaction or (ii) such accelerated vesting is precluded by other limitations imposed by the Plan Administrator.

C. Immediately following the consummation of the Change in Control, all outstanding Awards under the Discretionary Grant Program shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or are otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction.

D. Each Award which is assumed in connection with a Change in Control or otherwise continued in effect shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities into which the shares of Common Stock subject to that Award would have been converted in consummation of such Change in Control had those shares actually been outstanding at that time. Appropriate adjustments to reflect such Change in Control shall also be made to (i) the exercise or base price per share in effect under each outstanding Award, provided the aggregate exercise or base price in effect for such securities shall remain the same, (ii) the maximum number and/or class of securities available for issuance over the remaining term of the Plan, (iii) the maximum number and/or class of securities by which the share reserve under the Plan may increase by reason of the expiration or termination of unexercised options or the forfeiture or repurchase of unvested shares under the Predecessor Plans, (iv) the maximum number and/or class of securities for which any one person may be granted Common Stock-denominated Awards under the Plan per calendar year, (v) the number and/or class of securities and the exercise or base price per share in effect under each outstanding Award under the Discretionary Grant Program, (vi) the number and/or class of securities subject to each outstanding Award under the Stock Issuance Program and the cash consideration (if any) payable per share, (vii) the number and/or class of securities subject to each outstanding Award under the Incentive Bonus Program denominated in shares of Common Stock, (viii) the number and/or class of securities subject to each outstanding Award under the Automatic Grant Program and the exercise price per share in effect for each outstanding option grant under such program, (ix) the maximum number and/or class of securities for which stock option grants and restricted stock unit awards may subsequently be made under the Automatic Grant Program to new and continuing non-employee Board members, and (x) the number and/or class of securities subject to the Corporation’s outstanding repurchase rights under the Plan and the repurchase price payable per share. To the extent the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption or continuation of the outstanding Awards under the Discretionary Grant Program, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control transaction, provided such common stock is readily traded on an established U.S. securities exchange.

E. The Plan Administrator shall have the discretionary authority to structure one or more outstanding Awards under the Discretionary Grant Program so that those Awards shall, immediately prior to the effective date of an actual Change in Control transaction, become exercisable as to all the shares of Common Stock at the time subject to those Awards and may be exercised as to any or all of those shares as fully vested shares of Common Stock, whether or not those Awards are to be assumed in the Change in Control transaction or otherwise continued in effect. In addition, the Plan Administrator shall have the discretionary authority to structure one or more of the Corporation’s repurchase rights under the Discretionary Grant Program so that those rights shall terminate immediately prior to the effective date of an actual Change in Control transaction, and the shares subject to those terminated rights shall thereupon vest in full.

F. The Plan Administrator shall have full power and authority to structure one or more outstanding Awards under the Discretionary Grant Program so that those Awards shall become exercisable as to all the shares of Common Stock at the time subject to those Awards in the event the Optionee’s Service is subsequently terminated by reason of an Involuntary Termination within a designated period following the effective date of any Change in Control transaction in which those Awards do not otherwise fully accelerate. In addition, the Plan Administrator may structure one or more of the Corporation’s repurchase rights so that those rights shall immediately terminate with respect to any shares held by the Optionee at the time of such Involuntary Termination, and the shares subject to those terminated repurchase rights shall accordingly vest in full at that time.

G. The portion of any Incentive Option accelerated in connection with a Change in Control shall remain exercisable as an Incentive Option only to the extent the applicable One Hundred Thousand Dollar ($100,000) limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such option shall be exercisable as a Non-statutory Option under the Federal tax laws.

V. PROHIBITION ON REPRICING PROGRAMS

Except in connection with a corporation transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares of Common Stock), the terms of outstanding Awards may not be amended to (i) reduce the exercise price of outstanding options or stock appreciation rights, or (ii) cancel outstanding options or stock appreciation rights in exchange for cash, other Awards or options or stock appreciation rights with an exercise price that is less than the exercise price of the original options or stock appreciation rights, without obtaining stockholder approval.

ARTICLE THREE

STOCK ISSUANCE PROGRAM

I. STOCK ISSUANCE TERMS

Shares of Common Stock may be issued directly under the Stock Issuance Program as either vested or unvested shares. Each such stock issuance shall be evidenced by an Award Agreement in the form approved by the Plan Administrator; provided, however, that each Award Agreement shall comply with the terms specified below. Shares of Common Stock may also be issued under the Stock Issuance Program pursuant to performance shares or restricted stock units which entitle the recipients to receive the shares underlying those Awards upon the attainment of designated performance goals or the satisfaction of specified Service requirements or upon the expiration of a designated time period following the vesting of those Awards. The Plan Administrator will have complete discretion to determine the number of shares of Common Stock that will be granted pursuant to Awards under the Stock Issuance Program, provided that during any calendar year, no Participant will be granted an Award under the Stock Issuance Program covering more than 500,000 shares of Common Stock.

A. Issue Price.

1. The issue price per share, if any, shall be fixed by the Plan Administrator and set forth in the Award Agreement.

2. Shares of Common Stock may be issued under the Stock Issuance Program for any of the following items of consideration which the Plan Administrator may deem appropriate in each individual instance:

(i) cash or check made payable to the Corporation,

(ii) past services rendered to the Corporation (or any Parent or Subsidiary); or

(iii) any other valid consideration under the State in which the Corporation is at the time incorporated.

B. Vesting Provisions.

1. Shares of Common Stock issued under the Stock Issuance Program may, in the discretion of the Plan Administrator, be fully and immediately vested upon issuance as a bonus for Service rendered or may vest in one or more installments over the Participant’s period of Service or upon the attainment of specified performance objectives. The elements of the vesting schedule applicable to any unvested shares of Common Stock issued under the Stock Issuance Program shall be determined by the Plan Administrator and incorporated into the Award Agreement. Shares of Common Stock may also be issued under the Stock Issuance Program pursuant to performance shares or restricted stock units which entitle the recipients to receive the shares underlying those Awards upon the attainment of designated performance goals or the satisfaction of specified Service requirements or upon the expiration of a designated time period following the vesting of those Awards, including (without limitation) a deferred distribution date following the termination of the Participant’s Service. Notwithstanding the foregoing, the following limitations shall apply with respect to the vesting schedules established for the Awards made under the Stock Issuance Program, subject to the acceleration provisions in Paragraphs B.6 and B.7 below and Section II of this Article Three:

(i) for any such Award which is to vest on the basis of Service, the minimum vesting period shall be three (3) years, with the rate of vesting over that period to be determined by the Plan Administrator; and

(ii) for any such Award which is to vest on the basis of performance objectives, the performance period shall have duration of at least one year.

2. The Plan Administrator shall also have the discretionary authority, consistent with Code Section 162(m), to structure one or more Awards under the Stock Issuance Program so that the shares of Common Stock subject to those Awards shall vest (or vest and become issuable) upon the achievement of pre-established corporate performance objectives based on one or more Performance Goals and measured over the performance period specified by the Plan Administrator at the time of the Award.

3. Any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) which the Participant may have the right to receive with respect to the Participant’s unvested shares of Common Stock by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares, spin-off transaction, extraordinary dividend or distribution or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration shall be issued subject to (i) the same vesting requirements applicable to the Participant’s unvested shares of Common Stock and (ii) such escrow arrangements as the Plan Administrator shall deem appropriate. Equitable adjustments to reflect each such transaction shall also be made by the Plan Administrator to the repurchase price payable per share by the Corporation for any unvested securities subject to its existing repurchase rights under the Plan; provided the aggregate repurchase price shall in each instance remain the same.

4. The Participant shall have full stockholder rights with respect to any shares of Common Stock issued to the Participant under the Stock Issuance Program, whether or not the Participant’s interest in those shares is vested. Accordingly, the Participant shall have the right to vote such shares and to receive any dividends paid on such shares, subject to any applicable vesting requirements. The Participant shall not have any stockholder rights with respect to the shares of Common Stock subject to a performance share or restricted stock unit award until that Award vests and the shares of Common Stock are actually issued thereunder. However, dividend-equivalent units may be paid or credited, either in cash or in actual or phantom shares of Common Stock, on outstanding performance share or restricted stock unit awards, subject to such terms and conditions as the Plan Administrator may deem appropriate.

5. Should the Participant cease to remain in Service while holding one or more unvested shares of Common Stock issued under the Stock Issuance Program or should the performance objectives not be attained with respect to one or more such unvested shares of Common Stock, then those shares shall be immediately surrendered to the Corporation for cancellation, and the Participant shall have no further stockholder rights with respect to those shares. To the extent the surrendered shares were previously issued to the Participant for consideration paid in cash or cash equivalent, the Corporation shall repay to the Participant the lower of (i) the cash consideration paid for the surrendered shares or (ii) the Fair Market Value of those shares at the time of cancellation.

6. The Plan Administrator may in its discretion waive the surrender and cancellation of one or more unvested shares of Common Stock which would otherwise occur upon the cessation of the Participant’s Service or the non-attainment of the performance objectives applicable to those shares. Any such waiver shall result in the immediate vesting of the Participant’s interest in the shares of Common Stock as to which the waiver applies. Such waiver may be effected at any time, whether before or after the Participant’s cessation of Service or the attainment or non-attainment of the applicable performance objectives. However, no vesting requirements tied to the attainment of performance objectives may be waived with respect to shares which were intended at the time of issuance to qualify as performance-based compensation under Code Section 162(m), except in the event of the Participant’s Involuntary Termination or as otherwise provided in Section II of this Article Three.

7. Outstanding performance shares or restricted stock units under the Stock Issuance Program shall automatically terminate, and no shares of Common Stock shall actually be issued in satisfaction of those Awards, if the performance goals or Service requirements established for those Awards are not attained or satisfied. The Plan Administrator, however, shall have the discretionary authority to issue vested shares of Common Stock under one or more outstanding Awards of performance shares or restricted stock units as to which the designated performance goals or Service requirements have not been attained or satisfied. However, no vesting requirements tied to the attainment of Performance Goals may be waived with respect to Awards which were intended, at the time those Awards were made, to qualify as performance-based compensation under Code Section 162(m), except in the event of the Participant’s Involuntary Termination or as otherwise provided in Section II of this Article Three.

8. The following additional requirements shall be in effect for any performance shares awarded under this Article Three:

(i) At the end of the performance period, the Plan Administrator shall determine the actual level of attainment for each performance objective and the extent to which the performance shares awarded for that period are to vest and become payable based on the attained performance levels.

(ii) The performance shares which so vest shall be paid as soon as practicable following the end of the performance period, unless such payment is to be deferred for the period specified by the Plan Administrator at the time the performance shares are awarded or the period selected by the Participant in accordance with the applicable requirements of Code Section 409A.

(iii) Performance shares may be paid in (i) cash, (ii) shares of Common Stock or (iii) any combination of cash and shares of Common Stock, as determined by the Plan Administrator in its sole discretion.

(iv) Performance shares may also be structured so that the shares are convertible into shares of Common Stock, but the rate at which each performance share is to so convert shall be based on the attained level of performance for each applicable performance objective.

II. CHANGE IN CONTROL

A. All of the Corporation’s outstanding repurchase rights under the Stock Issuance Program shall terminate automatically, and all the shares of Common Stock subject to those terminated rights and the Awards issued under the Stock Issuance Program shall vest in full, immediately prior to the effective date of an actual Change in Control transaction, except to the extent (i) the Awards as to which those repurchase rights or other vesting criteria pertain are to be assumed by the successor corporation (or parent thereof) or are otherwise to continue in full force and effect pursuant to the terms of the Change in Control transaction, (ii) those Awards are to be replaced with a cash retention program of the successor corporation which preserves, for each such Award, the Fair Market Value of the underlying shares of Common Stock at the time of the Change in Control and provides for the subsequent payout of that value in accordance with the same (or more favorable) vesting schedule in effect for those Awards at the time of such Change in Control or (iii) such accelerated vesting is precluded by other limitations imposed in the Stock Issuance Agreement.

B. Each outstanding Award under the Stock Issuance Program which is assumed in connection with a Change in Control or otherwise continued in effect shall be adjusted immediately after the consummation of that Change in Control so as to apply to the number and class of securities into which the shares of Common Stock subject to that Award immediately prior to the Change in Control would have been converted in consummation of such Change in Control had those shares actually been outstanding at that time, and appropriate adjustments shall also be made to the cash consideration (if any) payable per share thereunder, provided the aggregate amount of such consideration shall remain the same. To the extent the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption or continuation of the outstanding Awards, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control transaction, provided such common stock is readily traded on an established U.S. securities exchange.

C. If an Award under the Stock Issuance Program is not assumed or otherwise continued in effect or replaced with a cash retention program of the successor corporation which preserves the Fair Market Value of the underlying shares of Common Stock at the time of the Change in Control and provides for the subsequent payout of that value in accordance with the same (or more favorable) vesting schedule in effect for those shares at the time of such Change in Control, then such Award shall vest, and the shares of Common Stock subject to that Award shall be issued as fully-vested shares, immediately prior to the effective date of the Change in Control.

D. The Plan Administrator shall have the discretionary authority to structure one or more unvested Awards under the Stock Issuance Program so that the shares of Common Stock subject to those Awards shall automatically vest (or vest and become issuable) in whole or in part immediately prior to the effective date of an actual Change in Control transaction or upon the subsequent termination of the Participant’s Service by reason of an Involuntary Termination within a designated period following the effective date of that Change in Control transaction.

E. The Plan Administrator’s authority under Paragraphs D and E of this Section II shall also extend to any Awards intended to qualify as performance-based compensation under Code Section 162(m), even though the automatic vesting of those Awards pursuant to Paragraph D or E of this Section II may result in their loss of performance-based status under Code Section 162(m).

ARTICLE FOUR

INCENTIVE BONUS PROGRAM

I. INCENTIVE BONUS TERMS

The Plan Administrator shall have full power and authority to implement one or more of the following incentive bonus programs under the Plan:

(i) cash bonus awards (“Cash Awards”),

(ii) performance unit awards (“Performance Unit Awards”), and

(iii) dividend equivalent rights (“DER Awards”)

A. Cash Awards.  The Plan Administrator shall have the discretionary authority under the Plan to make Cash Awards which are to vest in one or more installments over the Participant’s continued Service with the Corporation or upon the attainment of specified performance goals. Each such Cash Award shall be evidenced by an Award Agreement in the form approved by the Plan Administrator; provided, however, that each such Award Agreement shall comply with the terms specified below.

1. The elements of the vesting schedule applicable to each Cash Award shall be determined by the Plan Administrator and incorporated into the Incentive Bonus Award Agreement.

2. The Plan Administrator shall also have the discretionary authority, consistent with Code Section 162(m), to structure one or more Cash Awards so that those Awards shall vest upon the achievement of pre-established corporate performance objectives based upon one or more Performance Goals.

3. Outstanding Cash Awards shall automatically terminate, and no cash payment or other consideration shall be due the holders of those Awards, if the performance goals or Service requirements established for the Awards are not attained or satisfied. The Plan Administrator may in its discretion waive the cancellation and termination of one or more unvested Cash Awards which would otherwise occur upon the cessation of the Participant’s Service or the non-attainment of the performance objectives applicable to those Awards. Any such waiver shall result in the immediate vesting of the Participant’s interest in the Cash Award as to which the waiver applies. Such wavier may be effected at any time, whether before or after the Participant’s cessation of Service or the attainment or non-attainment of the applicable performance objectives. However, no vesting requirements tied to the attainment of Performance Goals may be waived with respect to Awards which were intended, at the time those Awards were granted, to qualify as performance-based compensation under Code Section 162(m), except in the event of the Participant’s Involuntary Termination or as otherwise provided in Section II of this Article Four.

4. Cash Awards which become due and payable following the attainment of the applicable performance goals or satisfaction of the applicable Service requirement (or the waiver of such goals or Service requirement) may be paid in (i) cash, (ii) shares of Common Stock valued at Fair Market Value on the payment date or (iii) a combination of cash and shares of Common Stock, as the Plan Administrator shall determine.

5. The maximum dollar amount for which such Awards may be made to such person in any calendar year shall not exceed $1,000,000, with such limitation to be measured at the time the Award is made and not at the time the Award becomes payable.

B. Performance Unit Awards.  The Plan Administrator shall have the discretionary authority to make Performance Unit Awards in accordance with the terms of this Article Four. Each such Performance Unit Award shall be evidenced by an Award Agreement in the form approved by the Plan Administrator; provided, however, that each such Award Agreement shall comply with the terms specified below.

1. A Performance Unit shall represent a participating interest in a special bonus pool tied to the attainment of pre-established corporate performance objectives based on one or more Performance Goals. The amount of the bonus pool may vary with the level at which the applicable performance objectives are attained, and the value of each Performance Unit which becomes due and payable upon the attained level of performance shall be determined by dividing the amount of the resulting bonus pool (if any) by the total number of Performance Units issued and outstanding at the completion of the applicable performance period.

2. Performance Units may also be structured to include a Service requirement which the Participant must satisfy following the completion of the performance period in order to vest in the Performance Units awarded with respect to that performance period.

3. Performance Units which become due and payable following the attainment of the applicable Performance Objectives and the satisfaction of any applicable Service requirement may be paid in (i) cash, (ii) shares of Common Stock valued at Fair Market Value on the payment date or (iii) a combination of cash and shares of Common Stock, as the Plan Administrator shall determine.

4. The maximum dollar amount for which such Performance Unit Awards may be made to such person in any calendar year shall not exceed $1,000,000, or 600,000 shares of Common Stock with such limitation to be measured at the time the Award is made and not at the time the Award becomes payable.

C. DER Awards.  The Plan Administrator shall have the discretionary authority to make DER Awards in accordance with the terms of this Article Four. Each such DER Award shall be evidenced by an Award Agreement in the form approved by the Plan Administrator; provided, however, that each such Award Agreement shall comply with the terms specified below.

1. The DER Awards may be made as stand-alone awards or in tandem with other Awards made under the Plan. The term of each such DER Award shall be established by the Plan Administrator at the time of grant, but no DER Award shall have a term in excess of ten (10) years.

2. Each DER shall represent the right to receive the economic equivalent of each dividend or distribution, whether in cash, securities or other property (other than shares of Common Stock), which is made or paid per issued and outstanding share of Common Stock during the term the DER remains outstanding. A special account on the books of the Corporation shall be maintained for each Participant to whom a DER Award is made, and that account shall be credited per DER with each such dividend or distribution made or paid per issued and outstanding share of Common Stock during the term of that DER remains outstanding.

3. Payment of the amounts credited to such book account may be made to the Participant either concurrently with the actual dividend or distribution made per issued and outstanding share of Common Stock or may be deferred for a period specified by the Plan Administrator at the time the DER Award is made or selected by the Participant in accordance with the requirements of Code Section 409A.

4. Payment may be paid in (i) cash, (ii) shares of Common Stock or (iii) a combination of cash and shares of Common Stock, as the Plan Administrator shall determine If payment is to be made in the form of Common Stock, the number of shares of Common Stock into which the cash dividend or distribution amounts are to be converted for purposes of the Participant’s book account may be based on the Fair Market Value per share of Common Stock on the date of conversion, a prior date or an average of the Fair Market Value per share of Common Stock over a designated period, as the Plan Administrator shall determine in its sole discretion.

5. The Plan Administrator shall also have the discretionary authority, consistent with Code Section 162(m), to structure one or more DER Awards so that those Awards shall vest only after the achievement of pre-established corporate performance objectives based upon one or more Performance Goals. The maximum dollar amount for which such DER Awards may be made to such person in any calendar year shall not exceed $1,000,000, or 600,000 shares of Common Stock with such limitation to be measured at the time the Award is made and not at the time the Award becomes payable.

II. CHANGE IN CONTROL

A. The Plan Administrator shall have the discretionary authority to structure one or more incentive bonus awards under this Article Four so that those Awards shall automatically vest in whole or in part immediately prior to the effective date of an actual Change in Control transaction or upon the subsequent termination of the Participant’s Service by reason of an Involuntary Termination within a designated period following the effective date of such Change in Control.

B. The Plan Administrator’s authority under Paragraph A of this Section II shall also extend to any performance bonus awards intended to qualify as performance-based compensation under Code Section 162(m), even though the automatic vesting of those awards pursuant to such Paragraph A may result in their loss of performance-based status under Code Section 162(m).

ARTICLE FIVE

AUTOMATIC GRANT PROGRAM

I. TERMS

A. Automatic Grants.  The Automatic Grant Program shall, as of the Plan Effective Date, supersede and replace the Corporation’s 1995 Director Stock Option Plan. The Awards for the Eligible Directors at the 2007 Annual Meeting shall be made pursuant to the Automatic Grant Program in effect under this Article Five, and no further option grants or stock issuances shall be made to the Eligible Directors or any other non-employee Board members under the 1995 Director Stock Option Plan on or after the 2007 Annual Meeting, if this Plan is approved by the stockholders at such meeting. Grants under the Automatic Grant Program shall be made as follows:

1. Each individual who is first elected or appointed as an Eligible Director at any time on or after the date of the 2007 Annual Meeting shall automatically be granted, on the date of such initial election or appointment, a Non-Statutory Option to purchase fifteen thousand (15,000) shares of Common Stock provided that individual has not been in the employ of the Corporation or any Parent or Subsidiary at any time during the twelve (12)-month period preceding his or her initial election or appointment as a non-employee Board member.

2. On the date of each annual stockholders meeting, beginning with the 2007 Annual Meeting, each Eligible Director who is to continue to serve as a non-employee Board member, whether or not that individual is standing for re-election to the Board at that particular annual meeting, shall automatically be granted a Non-Statutory Option to purchase five thousand (5,000) shares of common stock provided that such Eligible Director has served as a non-employee Board member for a period of at least six (6) months. There shall be no limit on the number of such option grants any one continuing non-employee Board member may receive over his or her period of Board service, and non-employee Board members who have previously been in the employ of the Corporation (or any Parent or Subsidiary) shall be eligible to receive one or more such annual option grants over their period of continued Board service.

B. Exercise Price.

1. The exercise price per share for each option granted under this Article Five shall be equal to one hundred percent (100%) of the Fair Market Value per share of Common Stock on the option grant date.

2. The exercise price shall be payable in one or more of the alternative forms authorized under the Discretionary Grant Program as the Plan Administrator determines. Except to the extent the sale and remittance procedure specified thereunder is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

C. Option Term.  Each option granted under this Article Five shall have a term of seven (7) years measured from the grant date, subject to earlier termination following the Optionee’s cessation of Service.

D. Vesting of Options.  Each option granted under Paragraph A.1 of Section I of this Article Five shall vest as to ¼th of the shares subject to the options on each anniversary following its date of grant, subject to the Eligible Director’s continued service of a non-employee board member through each such date. Each option granted under Paragraph A.2 of Section I of this Article Five shall vest as to  1/12th of the shares subject to the options each month following its date of grant, subject to the Eligible Director’s continued service of a non-employee board member through each such date.

E. Limited Transferability of Options.  Each option under this Article Five may be assigned in whole or in part during the Eligible Director’s lifetime to one or more of his or her Family Members or to a trust established exclusively for the Eligible Director and/or one or more such Family Members, to the extent such assignment is in connection with the Eligible Director’s estate plan or pursuant to a domestic relations order. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate. The Eligible Director may also designate one or more persons as the beneficiary or beneficiaries of his or her outstanding options under this Article Five, and the options shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Eligible Director’s death while holding those options. Such beneficiary or beneficiaries shall take the transferred options subject to all the terms and conditions of the applicable agreement evidencing each such transferred option, including (without limitation) the limited time period during which the option may be exercised following the Eligible Director’s death.

F. Termination of Service.  The following provisions shall govern the exercise of any options held by the Eligible Director at the time he or she ceases Board service:

(i) The Eligible Director (or, in the event of his or her death while holding the option, the personal representative of the Eligible Director’s estate or the person or persons to whom the option is transferred pursuant to the Eligible Director’s will or the laws of inheritance or the designated beneficiary or beneficiaries of such option) shall have a thirty (30)-day period following the date of such cessation of Board service in which to exercise such option, unless such cessation of Board service is due to Optionee’s death or Permanent Disability, in which case such party shall have a twelve (12)-month period following the date of such cessation of Board service in which to exercise such option.

(ii) During the thirty (30)-day or twelve (12)-month exercise period, as the case may be, the option may not be exercised in the aggregate for more than the number of vested shares of Common Stock for which the option is exercisable at the time of the Eligible Director’s cessation of Board service. However, should the Eligible Director cease to serve as a Board member by reason of death or Permanent Disability, then all shares at the time subject to the option shall immediately vest so that such option may, during the twelve (12)-month exercise period following such cessation of Board service, be exercised for any or all of those shares as fully vested shares of Common Stock.

(iii) In no event shall the option remain exercisable after the expiration of the option term. Upon the expiration of the thirty (30)-day or twelve (12)-month exercise period, as the case may be, or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any vested shares for which the option has not been exercised. However, the option shall, immediately upon the Eligible Director’s cessation of Board service for any reason other than death or Permanent Disability), terminate and cease to be outstanding to the extent the option is not otherwise at that time exercisable for vested shares.

II. CHANGE IN CONTROL

A. Should the Eligible Director continue in Board service until the effective date of an actual Change in Control transaction, then the following provisions shall apply with respect to the outstanding Awards held by such individual under the Automatic Grant Program:

(i) The shares of Common Stock at the time subject to each outstanding option held by such Eligible Director under the Automatic Grant Program but not otherwise vested shall automatically vest in full so that each such option shall, immediately prior to the effective date of the Change in Control, become exercisable for all the option shares as fully vested shares of Common Stock and may be exercised for any or all of those vested shares. Immediately following the consummation of the Change in Control, each automatic option grant shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in effect pursuant to the terms of the Change in Control transaction.

(ii) The shares of Common Stock which are at the time of such Change in Control subject to any outstanding restricted stock units awarded to such Eligible Director under the Automatic Grant Program shall, immediately prior to the effective date of the Change in Control, vest in full and be issued to such Eligible Director as soon as administratively practicable thereafter, but in no event later than fifteen (15) business days after such effective date, or shall otherwise be converted into the right to receive the same consideration per share of Common Stock payable to the other stockholders in the Change in Control and distributed at the same time as such stockholder payments.

B. All outstanding repurchase rights under this Automatic Grant Program shall automatically terminate, and the shares of Common Stock subject to those terminated rights shall immediately vest in full, in the event of any Change in Control.

C. Each option which is assumed in connection with a Change in Control or otherwise continued in effect shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities which would have been issuable to the Eligible Director in consummation of such Change in Control had the option been exercised immediately prior to such Change in Control. Appropriate adjustments shall also be made to the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same. To the extent the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption or continuation of the outstanding options under the Automatic Grant Program, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control transaction.

III. REMAINING TERMS

The remaining terms of each option grant under the Automatic Grant Program shall be the same as the terms in effect for option grants made under the Discretionary Grant Program, including the prohibition on repricing contained in Section V of Article Two.

IV. ALTERNATIVE AWARDS

The Compensation Committee shall have full power and authority to award, in lieu of one or more initial or annual automatic option grants under this Article Five, unvested shares of Common Stock or restricted stock units which in each instance have an aggregate Fair Market Value substantially equal to the fair value (as determined for financial reporting purposes in accordance with Financial Accounting Standard 123R or any successor standard) of the automatic option grant which such award replaces. Any such alternative award shall be made at the same time the automatic option grant which it replaces would have been made, and the vesting provisions (including vesting acceleration) applicable to such award shall be substantially the same as in effect for the automatic option grant so replaced.

ARTICLE SIX

MISCELLANEOUS

I. DEFERRED COMPENSATION

A. The Plan Administrator may, in its sole discretion, structure one or more Awards under the Stock Issuance or Incentive Bonus Programs so that the Participants may be provided with an election to defer the compensation associated with those Awards for federal income tax purposes. Any such deferral opportunity shall comply with all applicable requirements of Code Section 409A.

B. To the extent the Corporation maintains one or more separate non-qualified deferred compensation arrangements which allow the participants the opportunity to make notional investments of their deferred account balances in shares of Common Stock, the Plan Administrator may authorize the share reserve under the Plan to serve as the source of any shares of Common Stock that become payable under those deferred compensation arrangements. In such event, the share reserve under the Plan shall be reduced on a share-for-share basis for each share of Common Stock issued under the Plan in settlement of the deferred compensation owed under those separate arrangements.

II. TAX WITHHOLDING

A. The Corporation’s obligation to deliver shares of Common Stock upon the exercise, issuance, vesting or settlement of an Award under the Plan shall be subject to the satisfaction of all applicable income, employment and other tax withholding requirements.

B. The Plan Administrator may, in its discretion, provide Optionees and Participants to whom Awards are made under the Plan with the right to use shares of Common Stock in satisfaction of all or part of the Withholding Taxes to which such holders may become subject in connection with the exercise, issuance or vesting of those Awards or the issuance of shares of Common Stock thereunder. Such right may be provided to any such holder in either or both of the following formats:

1. Stock Withholding:  The election to have the Corporation withhold, from the shares of Common Stock otherwise issuable upon the issuance, exercise or vesting of such Award or the issuance of shares of Common Stock thereunder, a portion of those shares with an aggregate Fair Market Value equal to the percentage of the Withholding Taxes (not to exceed one hundred percent (100%) of the minimum amount required to be withheld) designated by such individual. The shares of Common Stock so withheld shall reduce the number of shares of Common Stock authorized for issuance under the Plan.

2. Stock Delivery:  The election to deliver to the Corporation, at the time of the issuance, exercise or vesting of such Award or the issuance of shares of Common Stock thereunder, one or more shares of Common Stock previously acquired by such individual with an aggregate Fair Market Value equal to the percentage of the Withholding Taxes (not to exceed one hundred percent (100%) of the minimum amount required to be withheld) designated by the individual. The shares of Common Stock so delivered shall neither reduce the number of shares of Common Stock authorized for issuance under the Plan nor be added to the number of shares of Common Stock authorized for issuance under the Plan.

III. SHARE ESCROW/LEGENDS

Unvested shares may, in the Plan Administrator’s discretion, be held in escrow by the Corporation until the Participant’s interest in such shares vests or may be issued directly to the Participant with restrictive legends on the certificates evidencing those unvested shares.

IV. EFFECTIVE DATE AND TERM OF THE PLAN

A. The Plan shall become effective on the Plan Effective Date.

B. The Plan shall serve as the successor to each of the Predecessor Plans, and no further option grants or unvested share issuances shall be made under the Predecessor Plans if this Plan is approved by the stockholders at the 2007 Annual Meeting. Such stockholder approval shall not affect the option grants and unvested share awards outstanding under the Predecessor Plans at the time of the 2007 Annual Meeting, and those option grants and unvested share awards shall continue in full force and effect in accordance with their terms. However, should any of those options expire or terminate unexercised or those unvested shares be forfeited or repurchased by the Corporation, the shares of Common Stock subject to those options at the time of expiration or termination and those forfeited or repurchased shares shall be added to the share reserve of this Plan, up to the maximum number of additional shares permissible hereunder.

C. The Plan shall terminate upon the earliest to occur of (i) July 30, 2017, (ii) the date on which all shares available for issuance under the Plan shall have been issued as fully vested shares or (iii) the termination of all outstanding Awards in connection with a Change in Control. Should the Plan terminate on July 30, 2017, then all Awards outstanding at that time shall continue to have force and effect in accordance with the provisions of the documents evidencing those Awards.

V. AMENDMENT OF THE PLAN

A. The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects; provided, however, that stockholder approval shall be required for any amendment to the Plan which increases the number of shares of Common Stock authorized for issuance under the Plan (other than pursuant to Section V.E of Article One), materially increases the benefits accruing to Optionees or Participants, materially expands the class of individuals eligible to participate in the Plan, expands the types of Awards which may be made under the Plan or extends the term of the Plan or to the extent such stockholder approval may otherwise required under applicable law or regulation or pursuant to the listing standards of the Stock Exchange on which the Common Stock is at the time primarily traded. However, no such amendment or modification shall adversely affect the rights and obligations with respect to Awards at the time outstanding under the Plan unless the Optionee or the Participant consents to such amendment or modification.

B. The Compensation Committee shall have the discretionary authority to adopt and implement from time to time such addenda or subplans to the Plan as it may deem necessary in order to bring the Plan into compliance with applicable laws and regulations of any foreign jurisdictions in which Awards are to be made under the Plan and/or to obtain favorable tax treatment in those foreign jurisdictions for the individuals to whom the Awards are made.

C. Awards may be made under the Plan that involve shares of Common Stock in excess of the number of shares then available for issuance under the Plan, provided no shares shall actually be issued pursuant to those Awards until the number of shares of Common Stock available for issuance under the Plan is sufficiently increased by stockholder approval of an amendment of the Plan authorizing such increase. If such stockholder approval is not obtained within twelve (12) months after the date the first excess Award is made, then all Awards granted on the basis of such excess shares shall terminate and cease to be outstanding.

VI. USE OF PROCEEDS

Any cash proceeds received by the Corporation from the sale of shares of Common Stock under the Plan shall be used for general corporate purposes.

VII. REGULATORY APPROVALS

A. The implementation of the Plan, the granting of any Award under the Plan and the issuance of any shares of Common Stock in connection with the issuance, exercise, vesting or settlement of any Award under the Plan shall be subject to the Corporation’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the Awards made under the Plan and the shares of Common Stock issuable pursuant to those Awards.

B. No shares of Common Stock or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of applicable securities laws and all applicable listing requirements of any Stock Exchange on which Common Stock is then listed for trading.

VIII. NO EMPLOYMENT/SERVICE RIGHTS

Nothing in the Plan shall confer upon the Optionee or the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) or of the Optionee or the Participant, which rights are hereby expressly reserved by each, to terminate such person’s Service at any time for any reason, with or without cause.

APPENDIX

The following definitions shall be in effect under the Plan:

A. Annual Meeting shall mean the 2007 annual meeting of the Corporation’s stockholders.

B. Automatic Grant Program shall mean the automatic grant program in effect for non-employee Board members under Article Five of the Plan.

C. Award shall mean any of the following awards authorized for issuance or grant under the Plan: stock options, stock appreciation rights, direct stock issuances, restricted stock or restricted stock unit awards, performance shares, performance units, dividend-equivalent rights and cash incentive awards.

D. Award Agreement shall mean the agreement(s) between the Corporation and the Optionee or Participant evidencing a particular Award made to that individual under the Plan, as such agreement(s) may be in effect from time to time.

E. Board shall mean the Corporation’s Board of Directors.

F. Cause shall, with respect to each Award made under the Plan, be defined in accordance with the following provisions:

•	Cause shall have the meaning assigned to such term in the Award Agreement for the particular Award or in any other agreement incorporated by reference into the Award Agreement for purposes of defining such term.
•	In the absence of any other Cause definition in the Award Agreement for a particular Award (or in any other agreement incorporated by reference into the Award Agreement), an individual’s termination of Service shall be deemed to be for Cause if such termination occurs by reason his or her commission of any act of fraud, embezzlement or dishonesty, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary).

G. Change in Control shall, with respect to each Award made under the Plan, be defined in accordance with the following provisions:

•	Change in Control shall have the meaning assigned to such term in the Award Agreement for the particular Award or in any other agreement incorporated by reference into the Award Agreement for purposes of defining such term.
•	In the absence of any other Change in Control definition in the Award Agreement (or in any other agreement incorporated by reference into the Award Agreement), Change in Control shall mean a change in ownership or control of the Corporation effected through any of the following transactions:

(i) the closing of a merger, consolidation or other reorganization approved by the Corporation’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Corporation’s outstanding voting securities immediately prior to such transaction,

(ii) a sale, transfer or other disposition of all or substantially all of the Corporation’s assets,

(iii) the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the 1934 Act (other than the Corporation or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Corporation) becomes directly or indirectly (whether as a result of a single acquisition or by reason of one or more acquisitions within the twelve (12)-month period ending with the most recent acquisition) the beneficial owner (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%)

of the total combined voting power of the Corporation’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Corporation or the acquisition of outstanding securities held by one or more of the Corporation’s existing stockholders, or

(iv) a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

H. Code shall mean the Internal Revenue Code of 1986, as amended.

I. Common Stock shall mean the Corporation’s common stock.

J. Compensation Committee shall mean the Compensation Committee of the Board comprised of two (2) or more non-employee Board members.

K. Corporation shall mean Integrated Silicon Solution, Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Integrated Silicon Solution, Inc. which has by appropriate action assumed the Plan.

L. Discretionary Grant Program shall mean the discretionary grant program in effect under Article Two of the Plan pursuant to which stock options and stock appreciation rights may be granted to one or more eligible individuals.

M. Eligible Director shall mean a non-employee Board member who satisfies the criteria set forth in Section IV.D of Article One for participation in the Automatic Grant Program and who is accordingly eligible to receive one or more Awards under that program.

N. Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary, whether now existing or subsequently established), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

O. Exercise Date shall mean the date on which the Corporation shall have received written notice of the option exercise.

P. Fair Market Value per share of Common Stock on any relevant date shall be the closing selling price per share of Common Stock at the close of regular hours trading (i.e., before after-hours trading begins) on date on question on the Stock Exchange serving as the primary market for the Common Stock, as such price is reported by the National Association of Securities Dealers (if primarily traded on the Nasdaq Global or Global Select Market) or as officially quoted in the composite tape of transactions on any other Stock Exchange on which the Common Stock is then primarily traded. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists. In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Plan Administrator.

Q. Family Member means, with respect to a particular Optionee or Participant, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law.

R. Good Reason shall, with respect to each Award made under the Plan, be defined in accordance with the following provisions:

•	Good Reason shall have the meaning assigned to such term in the Award Agreement for the particular Award or in any other agreement incorporated by reference into the Award Agreement for purposes of defining such term.

•	In the absence of any other Good Reason definition in the Award Agreement (or in any other agreement incorporated by reference into the Award Agreement), Good Reason shall mean an individual’s voluntary resignation following (A) a change in his or her position with the Corporation (or any Parent or Subsidiary) which materially reduces his or her duties and responsibilities or the level of management to which he or she reports, (B) a reduction in his or her level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of such individual’s place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation (or any Parent or Subsidiary) without the individual’s consent.

S. Incentive Bonus Program shall mean the incentive bonus program in effect under Article Four of the Plan.

T. Incentive Option shall mean an option which satisfies the requirements of Code Section 422.

U. Involuntary Termination shall mean the termination of the Service of any individual which occurs by reason of one or more of the following as the Plan Administrator shall determine and in the absence of a determination in the Award Agreement (or in any other agreement incorporated by reference into the Award Agreement), an Involuntary Termination shall include both of the following:

(i)	such individual’s involuntary dismissal or discharge by the Corporation (or any Parent or Subsidiary) for reasons other than for Cause, or
(ii)	such individual’s voluntary resignation for Good Reason.

V. 1934 Act shall mean the Securities Exchange Act of 1934, as amended.

W. Non-Statutory Option shall mean an option not intended to satisfy the requirements of Code Section 422.

X. Optionee shall mean any person to whom an option is granted under the Discretionary Grant or Automatic Grant Program.

Y. Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Z. Participant shall mean any person who is issued (i) shares of Common Stock, restricted stock units, performance shares, performance units or other stock-based awards under the Stock Issuance Program or (ii) an incentive bonus award under the Incentive Bonus Program.

AA. Permanent Disability or Permanently Disabled shall mean the inability of the Optionee or the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more. However, solely for purposes of the Automatic Grant Program, Permanent Disability or Permanently Disabled shall mean the inability of the non-employee Board member to perform his or her usual duties as a Board member by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

BB. Performance Goals shall mean any of the following performance criteria upon which the vesting of one or more Awards under the Plan may be based: (i) cash flow; (ii) earnings (including earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation, amortization and charges for stock-based compensation, earnings before interest, taxes, depreciation and amortization, and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average stockholder equity; (vii) total stockholder return or growth in total stockholder return; (viii) return on capital; (ix) return on assets or net assets; (x) invested capital, return on capital or return on invested capital; (xi) revenue, growth in revenue, return on sales, or market share gains; (xii) income or net income; (xiii) operating income, net operating income or net operating income after tax; (xiv) operating profit or net operating profit; (xv) operating margin or gross margin; (xvi) return on operating revenue or return on operating profit; (xvii) expense control or cost reduction goals, (xviii) budget comparisons; (xix) development and implementation of strategic plans and/or organizational restructuring goals; (xx) measures of customer satisfaction; (xxi) development or marketing collaborations, formations of joint ventures or partnerships or the completion of other similar transactions intended to enhance the Corporation’s revenue or profitability or enhance its customer base; (xxii) product development, product quality, or product delivery goals; (xxiii) specific project delivery goals; and (xxiv) other similar criteria consistent with the foregoing. In addition, such performance criteria may be based upon the attainment of specified levels of the Corporation’s performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of the Corporation’s business units or divisions or any Parent or Subsidiary. Each applicable Performance Goal may include a minimum threshold level of performance below which no Award will be earned, levels of performance at which specified portions of an Award will be earned and a maximum level of performance at which an Award will be fully earned. Each applicable performance goal may be structured at the time of the Award to provide for appropriate adjustment for one or more of the following items: (A) asset impairments or write-downs; (B) litigation judgments or claim settlements; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; (E) any extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Corporation’s annual report to stockholders for the applicable year; and (F) the operations of any business acquired by the Corporation.

CC. Plan shall mean the Corporation’s 2007 Incentive Compensation Plan, as set forth in this document.

DD. Plan Administrator shall mean the particular entity, whether the Compensation Committee (or subcommittee thereof), the Board or the Secondary Committee, which is authorized to administer the Discretionary Grant and Stock Issuance Programs with respect to one or more classes of eligible persons, to the extent such entity is carrying out its administrative functions under the Plan with respect to the persons under its jurisdiction.

EE. Plan Effective Date shall mean the July 30, 2007 date on which the Plan is approved by the stockholders at the 2007 Annual Meeting.

FF. Predecessor Plans shall mean (i) the Corporation’s 1998 Stock Plan, (ii) the Corporation’s 1995 Director Stock Option Plan and (iii) the Nonstatutory Stock Plan, as each such plan is in effect immediately prior to the 2007 Annual Meeting.

GG. Secondary Committee shall mean a committee of one or more Board members or such other individual(s) appointed by the Board to administer the Plan with respect to eligible persons other than Section 16 Insiders.

HH. Section 16 Insider shall mean an officer or director of the Corporation subject to the short-swing profit liabilities of Section 16 of the 1934 Act.

II. Service shall mean the performance of services for the Corporation (or any Parent or Subsidiary, whether now existing or subsequently established) by a person in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the option grant or stock issuance. For purposes of the Plan, an Optionee or Participant shall be deemed to cease Service immediately upon the occurrence of the either of the following events: (i) the Optionee or Participant no longer performs services in any of the foregoing capacities for the Corporation or any Parent or Subsidiary or (ii) the entity for which the Optionee or Participant is performing such services ceases to remain a Parent or Subsidiary of the Corporation, even though the Optionee or Participant may subsequently continue to perform services for that entity. Service shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Corporation; provided, however, that should such leave of absence exceed three (3) months, then for purposes of determining the period within which an Incentive Option may be exercised as such under the federal tax laws, the Optionee’s Service shall be deemed to cease on the first day immediately following the expiration of such three (3)-month period, unless Optionee is provided with the right to return to Service following such leave either by statute or by written contract. Except to the extent otherwise required by law or expressly authorized by the Plan Administrator or by the Corporation’s written policy on leaves of absence, no Service credit shall be given for vesting purposes for any period the Optionee or Participant is on a leave of absence.

JJ. Stock Exchange shall mean the American Stock Exchange, the Nasdaq Global or Global Select Market or the New York Stock Exchange.

KK. Stock Issuance Agreement shall mean the agreement entered into by the Corporation and the Participant at the time of issuance of shares of Common Stock under the Stock Issuance Program.

LL. Stock Issuance Program shall mean the stock issuance program in effect under Article Three of the Plan.

MM. Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

NN. 10% Stockholder shall mean the owner of stock (as determined under Code Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation (or any Parent or Subsidiary).

OO. Withholding Taxes shall mean the applicable federal, state, local and foreign income, employment and other withholding taxes to which the holder of an Award under the Plan may become subject in connection with the issuance, exercise or vesting of that Award or the issuance of shares of Common Stock thereunder.

ISSI®

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Pacific Time, on February 8, 2013.

Vote by Internet

- Go to **www.investorvote.com/ISSI**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 4.

1. Election of Directors:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Jimmy S.M. Lee	☐	☐	02 - Scott D. Howarth	☐	☐	03 - Kong Yeu Han	☐	☐
04 - Paul Chien	☐	☐	05 - Jonathan Khazam	☐	☐	06 - Keith McDonald	☐	☐
07 - Stephen Pletcher	☐	☐	08 - Bruce Wooley	☐	☐	09 - John Zimmerman	☐	☐

Proposal	For	Against	Abstain
2. Proposal to approve an amendment to our 2007 Incentive Compensation Plan to increase the number of shares available for issuance thereunder by 2,000,000 shares.	☐	☐	☐
3. Proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the 2013 fiscal year.	☐	☐	☐
4. Proposal to approve an advisory (non-binding) vote concerning our executive compensation program.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

9 3 D V

01K2LB

Attention Internet Users!

You can now access your stockholder information on the following secure Internet site: **www.computershare.com/investor**

Step 1: Register *(1st time users only)*
Click on "Create Login" in the blue box and follow the instructions.

Step 2: Log In *(Returning users)*
Enter your User ID and Password and click the Login button.

Step 3: View your account details and perform multiple transactions, such as:

- View account balances
- View transaction history
- View payment history
- View stock quotes
- Change your address
- View electronic stockholder communications
- Buy or sell shares
- Check replacements

If you are not an Internet user and wish to contact Integrated Silicon Solution, Inc., you may use one of the following methods:

Call: 1.877.854.4568 **Write:** Integrated Silicon Solution, Inc., c/o Computershare, P.O. Box 43078, Providence, RI 02940-3078

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.
The Proxy Statement and the 2012 Annual Report on Form 10-K are available at: **http://materials.proxyvote.com/45812P**

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

ISSI®

Proxy — INTEGRATED SILICON SOLUTION, INC.

Annual Meeting of Stockholders – February 8, 2013
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints SCOTT D. HOWARTH and JOHN M. COBB, jointly and severally, proxies, with full power of substitution, to vote all shares of Common Stock of Integrated Silicon Solution, Inc., a Delaware corporation, which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Silicon Valley Capital Club, Fairmont Plaza, 50 West San Fernando, 17th Floor, San Jose, California, on February 8, 2013, at 3:30 p.m., local time, or any adjournment thereof. **The proxies are being directed to vote as specified on the reverse or, if no specification is made, FOR the election of directors, FOR the amendment to our 2007 Incentive Compensation Plan, FOR the appointment of Grant Thornton LLP as our independent registered public accounting firm, FOR the approval of our executive compensation program, and in accordance with their discretion on such other matters that may properly come before the meeting.**

The directors recommend a FOR vote on each item.

(Continued and to be marked, dated and signed, on the other side)